Exhibit 10.1

THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS NOTE MAY BE OBTAINED BY WRITING TO BORROWER AT THE FOLLOWING ADDRESS: 2091 STIERLIN COURT, MOUNTAIN VIEW, CA 94043 ATTENTION: CHIEF EXECUTIVE OFFICER FAX NUMBER: (650) 944-7999

AMENDED AND RESTATED PROMISSORY NOTE

$6,300,000	May 9, 2016
Mountain View, CA

FOR VALUE RECEIVED, ALEXZA PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of GRUPO FERRER INTERNACIONAL, S.A., a company organized under the laws of Spain (“Lender”), in lawful money of the United States of America (“Dollars”), the principal sum of Six Million Three Hundred Thousand Dollars ($6,300,000) (the “Loan”), or such lesser amount as may be outstanding or advanced from time to time under this Note, together with accrued and unpaid interest thereon, each due and payable on the dates and in the manner set forth below. Borrower and Lender are parties to that certain Promissory Note, dated as of September 28, 2015 (as heretofore amended, the “Prior Note”) which they desire to amend and restate to accept the rights and obligations hereof in lieu of their rights and obligations under the Prior Note.

1. Principal Repayment. The outstanding principal amount of the Loan shall be due and payable on September 30, 2016 (the “Maturity Date”).

2. Interest Rate. Borrower further promises to pay interest on the outstanding principal amount hereof from September 28, 2015 until payment in full, which interest shall be payable at the rate of six percent (6%) per annum. Interest shall compound monthly and be due and payable on demand on the Maturity Date and shall be calculated on the basis of a 365-day year for the actual number of days elapsed. Notwithstanding the foregoing, interest shall accrue from September 28, 2015 upon the First Tranche (as defined below), interest shall accrue from March 21, 2016 on the Second Tranche (as defined below), interest shall accrue from April 15, 2016 on the Third Tranche (as defined below), interest shall accrue from May 9, 2016 on the Fourth Tranche (as defined below).

3. Place of Payment. All amounts payable hereunder shall be payable at the office of Lender, Av. Diagonal 549, E-08029 Barcelona, Spain, unless another place of payment shall be specified in writing by Lender.

4. Prepayment. Borrower may prepay this Note at any time without premium or penalty.

1.

5. Application of Payments. Payment on this Note shall be applied first to accrued interest, and thereafter to the outstanding principal balance hereof.

6. Loan Requests. Lender previously made available to Borrower a loan of Three Million Dollars ($3,000,000) (the “First Tranche”), a second loan of One Million Dollars ($1,000,000) (the “Second Tranche”) and a third loan of One Million Dollars ($1,000,000) (the “Third Tranche”) of the principal amount indicated on the face of this Note for borrowings by Borrower. Substantially concurrently with the execution hereof, Lender has made available to Borrower a fourth loan of One Million Three Hundred Thousand Dollars ($1,300,000) (the “Fourth Tranche”) of the principal amount indicated on the face of the Note for borrowings by Borrower. Borrower shall notify Lender by facsimile transmission or telephone no later than 4:00 p.m. Pacific time, four (4) business days prior to the date on which the loan is requested to be made. At the time of any borrowing under this Note (or at the time of receipt of any payment of principal), Lender shall make or cause to be made, an appropriate notation on the EXHIBIT A attached hereto reflecting the amount of such borrowing (or the amount of such payment). The outstanding amount of this Note set forth on such EXHIBIT A shall be prima facie evidence of the principal amount thereof outstanding, but the failure to record, or any error in so recording, shall not limit or otherwise affect the obligations of Borrower to make payments of principal of or interest on this Note when due. Borrower and Lender hereby acknowledge that the initial principal amount outstanding under this Note as of the date hereof shall be Six Million Three Hundred Thousand Dollars ($6,300,000), as indicated on the attached EXHIBIT A, and the maximum principal amount of loans under this Note shall not exceed Six Million Three Hundred Thousand Dollars ($6,300,000).

7. Stock Issuance. As additional consideration for the Loan (as defined under the Prior Note), the Borrower issued to Lender one-hundred and twenty-five thousand (125,000) shares of Borrower’s common stock, par value $0.0001 per share under the Prior Note.

8. Default. Each of the following events shall be an “Event of Default” hereunder:

(a) Borrower fails to pay timely any of the principal amount due under this Note or any accrued interest or other amounts due under this Note on the date the same becomes due and payable or within ten (10) business days thereafter;

(b) Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(c) An involuntary petition is filed against Borrower (unless such petition is dismissed or discharged within sixty (60) days) under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Borrower;

(d) Borrower fails to duly execute and deliver to Lender and Ferrer Pharma Inc. a counterpart signature page to the Agreement and Plan of Merger, by and among Lender, Ferrer Pharma Inc. and Borrower in the form attached hereto as EXHIBIT B (the “Merger Agreement”) within three (3) business days following the date hereof; or

2.

(e) The termination of the Merger Agreement in accordance with its terms.

Upon the occurrence of an Event of Default hereunder, all unpaid principal, accrued interest and other amounts owing hereunder shall, at the option of Lender, and, in the case of an Event of Default pursuant to (b), (c) or (e) above, automatically, be immediately due, payable and collectible by Lender pursuant to applicable law.

9. Waiver. Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

10. Governing Law. This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.

11. Taxes. Borrower shall deduct and withhold from payments due pursuant to this Note any taxes required to be deducted and withheld under applicable law. Any such withheld taxes shall be timely paid over to the appropriate governmental authority in accordance with applicable law. To the extent that taxes are deducted and withheld from payments otherwise payable pursuant to this Note, and are paid to the appropriate governmental authority, such deducted and withheld amounts shall be treated for all purposes of this Note as having been paid to the person in respect of whom such deduction and withholding was made. Borrower shall provide such person with proof reasonably satisfactory to such person of any taxes withheld and paid to any governmental authority on behalf of such person. On or prior to the date hereof, Lender shall deliver to Borrower (i) two executed originals of the applicable IRS Form W-8, and (ii) to the extent Lender is eligible for an exemption from or reduction of any otherwise applicable withholding tax, any other applicable documentation required or reasonably requested by Borrower to establish that Lender is entitled to such exemption or reduction. As soon as reasonably practicable following any transfer by Lender of the Note to an assignee (or any other successor to Lender’s interest in the Note), such assignee or successor, as applicable, shall deliver to Borrower (i) in the case such assignee or transferee is a United States person (as defined in Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended, (the “Code”)) (a “U.S. Person”), two executed originals of IRS Form W-9 certifying that such assignee or successor is not subject to U.S. federal backup withholding, or (ii) in the case such assignee or transferee is not a U.S. Person, (a) two executed originals of the applicable IRS Form W-8, and (b) to the extent such assignee or transferee is eligible for an exemption from or reduction of any otherwise applicable withholding tax, any other applicable documentation required or reasonably requested by Borrower to establish that such assignee or transferee is entitled to such exemption or reduction. Lender, its assignees, transferees and Borrower shall use commercially reasonable efforts to establish any applicable exemption from or reduction of otherwise applicable withholding taxes with respect to payments made hereunder. If any

3.

payment hereunder to a non-U.S. Person is subject to Sections 1471-1474 of the Code (“FATCA”), the applicable non-U.S. Person shall provide Borrower with all documentation prescribed by applicable law or reasonably requested by Borrower in order for Borrower to comply with its obligations under, and determine the amount, if any, of withholding taxes imposed pursuant to FATCA.

12. Original Issue Discount. The “issue price” for the First Tranche issued pursuant to this Note equaled (i) the face value of the Lender’s interest in the portion of the Loan associated with the First Tranche, minus (ii) the Stock Value (as defined below). Lender and Borrower agree (x) that the portion of the Loan associated with the First Tranche is part of an investment unit issued within the meaning of Section 1273(c)(2) of the Code, which also includes the stock issued pursuant to Section 7 of this Note, (y) that the allocation provided in this Section 12 will be used for purposes of Section 1273(c)(2) of the Code and (z) to use the foregoing issue prices for all applicable Tax purposes with respect to this transaction, except as otherwise required by applicable law. Borrower and Bank agree to make any determinations under Treasury Regulations §1.1273-2(h)(2) consistent with the foregoing and to file all required tax returns consistently with the foregoing, as applicable, except as otherwise required by applicable law. Lender and Borrower hereby agree (i) that the Stock Value associated with the First Tranche was $143,750.00, (ii) to consistently apply the Stock Value for all tax and information reporting purposes, and (iii) to take no action inconsistent with the Stock Value for such purposes unless otherwise required by applicable law.

13. Mutual Waiver of Jury Trial. BORROWER AND LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF THIS NOTE OR ANY RELATED DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS NOTE. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

14. Successors and Assigns. The provisions of this Note shall inure to the benefit of and be binding on any successor to Borrower and shall extend to any holder hereof, provided however that the right to receive principal and/or interest payments may be assigned or transferred only by (i) surrender of this Note to Borrower and (a) reissuance by Borrower of this Note to the new holder or (b) issuance by Borrower of a new note to the new holder, or (ii) notification to Borrower of the transfer and a change by Borrower in Borrower’s books and records identifying the new owner of an interest in the principal or interest on this Note. Borrower shall at all times maintain a book-entry system, which shall reflect ownership of this Note and interests therein.

4.

BORROWER:	ALEXZA PHARMACEUTICALS, INC.

	By:	/s/ Thomas B. King
	Printed Name:	Thomas B. King
	Title:	President and Chief Executive Officer

LENDER:	GRUPO FERRER INTERNACIONAL, S.A.

	By:	/s/ Jorge Ramentol Massana
	Printed Name:	Jorge Ramentol Massana
	Title:	CEO

	By:	/s/ Juan Fanés Trillo
	Printed Name:	Juan Fanés Trillo
	Title:	CFO

5.

EXHIBIT A

PRINCIPAL BORROWINGS SCHEDULE

Date	Borrowing	Repayment	Principal Balance
SEPTEMBER 28, 2015	$3,000,000		$3,000,000
MARCH 21, 2016	$1,000,000		$4,000,000
APRIL 18, 2016	$1,000,000		$5,000,000
MAY 9, 2016	$1,300,000		$6,300,000

EXHIBIT B

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GRUPO FERRER INTERNACIONAL, S.A.,

FERRER PHARMA INC.

AND

ALEXZA PHARMACEUTICALS, INC.

DATED AS OF MAY 9, 2016

i

INDEX OF DEFINED TERMS

2009 Warrant	9.16(a)
2012 Warrant	9.16(b)
2014 Warrant	9.16(c)
Affiliate	9.16(d)
Agreement	Preamble
Assets	4.15
Associate	9.16(d)
Atlas	Recitals
Atlas LLC Agreement	9.16(e)
Business Day	9.16(f)
Cash Consideration	Recitals
Certificate of Merger	2.2(b)
Certificates	3.2(b)
Closing	2.2(a)
Closing Date	2.2(a)
Code	3.2(h)
Collective Bargaining Agreement	4.16(a)
Commonly Controlled Entity	9.16(g)
Company	Preamble
Company Acquisition Agreement	6.5(c)
Company Adverse Recommendation Change	6.5(c)
Company Benefit Plans	9.16(h)
Company Board	Recitals
Company Bylaws	4.1(c)
Company Certificate of Incorporation	4.1(c)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV
Company Financial Statements	4.9(b)
Company Leases	4.18(b)
Company Material Adverse Effect	9.16(i)
Company Material Contract	4.14(b)
Company Notice of Adverse Recommendation	6.5(e)
Company Option	3.4(a)
Company Organizational Documents	4.1(c)
Company Participant	4.15(i)
Company Preferred Stock	4.2(a)
Company Products	4.8(a)
Company Recommendation	4.3(b)
Company Restricted Stock Award	3.4(b)
Company SEC Reports	4.9(a)
Company Securities	4.2(b)
Company Stock Plans	9.16(j)
Company Subsidiaries	4.2(e)
Company Subsidiary	4.2(e)
Company Takeover Proposal	6.5(f)
Confidentiality Agreement	6.2

Contract	9.16(k)
Copyrights	9.16(s)
Covered Employees	6.9(a)
CVR	Recitals
CVR Agreement	1.1(e)
D&O Insurance	6.7
DGCL	Recitals
Dissenting Shares	3.3
Effective Time	2.2(b)
Environmental Claim	9.16(l)
Environmental Law	9.16(m)
Environmental Permits	9.16(n)
ERISA	9.16(o)
ESPP	3.6
Exchange Act	1.1(a)
Exchange Fund	3.2(a)
Expiration Time	1.1(b)
FDA	4.6
Final Purchase Date	3.6
GAAP	4.9(b)
Governmental Entity	4.6
Guggenheim	4.4
Hazardous Substances	9.16(p)
Indebtedness	9.16(q)
Indenture	9.16(r)
Intellectual Property	9.16(s)
IP Claims	4.20(d)
IP Contracts	4.14(a)(xi)
IRS	4.15(b)
Law	4.5
Leased Real Property	4.18(b)
Liability	9.16(t)
Liens	4.2(e)
Litigation	4.12(a)
Material Intellectual Property	4.20(b)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Merger Sub Common Stock	3.1(b)
Minimum Tender Condition	9.16(u)
NASDAQ	1.1(b)
New Plan	6.9(c)
Note Purchase Agreements	9.16(v)
Noteholders	Recitals
Notes	Recitals
Notice Period	6.5(e)
Offer	Recitals
Offer Closing	1.1(c)
Offer Closing Date	1.1(c)

v

Offer Conditions	1.1(a)
Offer Documents	1.1(d)
Offer Price	Recitals
Order	4.5
Original Forbearance Agreement	9.16(w)
Out-Of-The-Money Warrants	9.16(x)
Outside Date	8.1(b)(i)
Owned Material Intellectual Property	4.20(g)
Owned or Exclusive Material Intellectual Property	4.20(e)
Parent	Preamble
Participant	Recitals
Participation Agreement	Recitals
Patents	9.16(s)
Paying Agent	3.2(a)
Permitted Liens	9.16(y)
Person	9.16(z)
Pledge and Security Agreement	9.16(aa)
Privacy Laws	4.8(l)
Purchase and Sale Agreement	9.16(bb)
Registered Intellectual Property	4.20(a)(i)
Regulatory Authority	4.6
Regulatory Authorizations	9.16(cc)
Regulatory Laws	4.8(a)
Release	9.16(dd)
Representatives	9.16(ee), 6.5(g)
Rights Agent	9.16(ff)
Sarbanes-Oxley Act	4.9(a)
Schedule 13E-3	1.2(b)
Schedule 14D-9	1.2(b)
Schedule TO	1.1(d)
SEC	1.1(b)
Second Forbearance Agreement	Recitals
Securities Act	4.9(a)
Securitization Documents	9.16(gg)
Servicing Agreement	9.16(hh)
Software	9.16(s)
Specified Matters	6.1(a)
Subsidiary	9.16(ii)
Superior Proposal	6.5(f)
Surviving Corporation	2.1
Takeover Statutes	4.25
Tax Return	9.16(jj)
Taxes	9.16(kk)
Termination Fee	8.3(b)(i)
Teva License Agreement	9.16(ll)
to the knowledge of the Company	9.16(mm)

Trademarks	9.16(s)
Transactions	Recitals
Uncertificated Shares	3.2(b)
United States	9.16(nn)
Warrants	9.16(oo)

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 9, 2016, is by and among Grupo Ferrer Internacional, S.A., a Spanish sociedad anonima (“Parent”), Ferrer Pharma Inc., a Delaware corporation and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), and Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent, Parent proposes to cause Merger Sub to commence an offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase all of the outstanding shares of Common Stock, par value of $0.0001 per share, of the Company (“Company Common Stock”) (excluding any shares of Company Common Stock owned, directly or indirectly, by Parent) at a price per share of Company Common Stock equal to (a) $0.90 net to the holder thereof in cash, subject to reduction for any applicable withholding taxes in respect thereof, without interest (such consideration, as it may from time to time be amended in accordance with this Agreement, the “Cash Consideration”), plus one contractual contingent value right per share of Company Common Stock (each, a “CVR”), which shall represent the right to receive up to four contingent payments, if any, upon the achievement of certain milestones at the times and subject to the terms and conditions of the CVR Agreement (as defined below), net to the holder thereof in cash, subject to reduction for any applicable withholding taxes in respect thereof, without interest (together with the Cash Consideration, the “Offer Price”), upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is proposed that, on the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), as soon as practicable following the purchase of the Company Common Stock in the Offer, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and each outstanding share of Company Common Stock shall be converted into the right to receive the Merger Consideration, without interest and subject to any required withholding tax, except for (i) shares of Company Common Stock held in the treasury of the Company or owned by Parent, Merger Sub or any wholly owned Subsidiary of Parent and (ii) the Dissenting Shares;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) approved and declared advisable this Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement or the CVR Agreement (the Offer, the Merger and such other transactions, collectively, the “Transactions”), (b) declared that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer, in each case on the terms and subject to the conditions set forth herein, (c) declared that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (d) resolved to recommend that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer;

WHEREAS, the board of directors of Merger Sub has approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the Transactions upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of Parent has approved and declared it advisable for Parent to enter into this Agreement and the CVR Agreement and to consummate the Transactions upon the terms and subject to the conditions set forth herein or therein;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, the holders (the “Noteholders”) of the Atlas PhaRMASM Senior Secured 12.25% Notes due 2027 in the initial outstanding principal balance of $45,000,000 issued by Atlas U.S. Royalty, LLC, a Delaware limited liability company (“Atlas”), pursuant to the Indenture (the “Notes”), the Company, Atlas and the Noteholders have entered into a Forbearance and Waiver Agreement, dated as of May 9, 2016 (the “Second Forbearance Agreement”), which contemplates, among other things, the cancellation of the Notes and the satisfaction and discharge of the Indenture; and

WHEREAS, in connection with the cancellation of the Notes, each of the former Noteholders (each, a “Participant”) and Atlas have entered into a Participation Agreement, dated as of May 9, 2016 (collectively, the “Participation Agreements”), pursuant to which Atlas will be obligated to make certain payments to the applicable Participant, contingent upon certain conditions, including the achievement of certain milestones specified therein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, and in reliance on the continuing effectiveness of the Second Forbearance Agreement, the parties hereto agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer

(a) Commencement of the Offer. Subject to the terms and conditions of this Agreement, as soon as practicable, and in any case within ten (10) Business Days, following the date hereof, Merger Sub shall, and Parent shall cause Merger Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), the Offer; provided, that the Company agrees that no shares of Company Common Stock owned by the Company or any Company Subsidiary will be tendered pursuant to the Offer. The obligations of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment, and pay or cause to be paid for, any shares of Company Common Stock tendered pursuant to the Offer are subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the conditions set forth in Exhibit A (as they may be amended in accordance with this Agreement, the “Offer Conditions”). Merger Sub expressly reserves the right, at any time, to, in its sole discretion, waive, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, Merger Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price or change the form of consideration payable in the Offer, (iii) change, modify or waive the Minimum Tender Condition, (iv) add to the conditions set forth in Exhibit A or modify or change any Offer Condition in a manner adverse to any holders of Company Common Stock (other than Parent and its Subsidiaries) or (v) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock (other than Parent and its Subsidiaries) other than in immaterial respects.

(b) Expiration of the Offer. The Offer shall expire at midnight at the end of the date that is twenty (20) business days after the commencement of the Offer (determined using Rule 14d-1(g)(3) of the Exchange Act) (such time, or such subsequent time to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Time”); provided, however, that, subject to the provisions of Article VIII, (i) if at the Expiration Time, any Offer Condition shall not have been satisfied or waived (to the extent permitted under applicable Law), Merger Sub may, in its sole discretion, without the consent of the Company, extend the Offer for one or more consecutive increments of not more than ten (10) Business Days each (the length of such period to be determined by Parent or Merger Sub), until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Outside Date and (ii) if at the Expiration Time, any Offer Condition shall not have been satisfied or waived (to the extent permitted under applicable Law), Merger Sub shall (and Parent shall cause Merger Sub to) extend the Offer at the request of the Company for one or more consecutive increments of not more than ten (10) Business Days each (the length of such period to be determined by Parent or Merger Sub after consultation with the Company), until the earlier of (A) the termination of this Agreement in accordance with its terms and (B) the Outside Date. Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the “SEC”), the staff thereof or the NASDAQ Stock Market (“NASDAQ”) applicable to the Offer or as may be required by any other Governmental Entity; provided, that Merger Sub shall not be required to extend the Offer to a date later than the Outside Date. Nothing contained in this Section 1.1(b) shall affect any termination rights in Article VIII.

(c) Offer Closing. On the terms and subject to the conditions of this Agreement (including the satisfaction or waiver of the conditions set forth in Exhibit A), Merger Sub shall, and Parent shall cause Merger Sub to, (i) accept for payment all shares of Company Common Stock validly tendered and not validly withdrawn pursuant to the Offer prior to 9:00 a.m. New York City time, on the business day (determined using Rule 14d-1(g)(3) of the Exchange Act) immediately following the Expiration Time and (ii) pay or cause to be paid for all such shares (subject to any applicable Tax withholding pursuant to Section 3.2(h)) as soon as practicable after the Expiration Time. The Offer Price payable in respect of each share of Company Common Stock pursuant to the preceding sentence shall be paid net to the holder thereof in cash, without interest, on the terms and subject to the conditions of this Agreement. Acceptance for payment of shares of Company Common Stock pursuant to and subject to the conditions of the Offer upon the expiration of the Offer is referred to in this Agreement as the “Offer Closing,” and the date on which the Offer Closing occurs is referred to in this Agreement as the “Offer Closing Date.”

(d) Schedule TO; Offer Documents. On the date of commencement of the Offer, Parent and Merger Sub shall file with the SEC a Schedule TO (or, if the filing of a Rule 13E-3 Transaction Statement is required by law or failure to make such filing would reasonably be expected to materially delay the Offer Closing, a combined Tender Offer Statement and Rule 13E-3 Transaction Statement under cover of Schedule TO) with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”), which shall contain an offer to purchase and a related letter of transmittal and summary advertisement, a notice of appraisal rights as contemplated by Section 262(d)(2) of the DGCL and other appropriate ancillary offer documents (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”), and cause the Offer Documents to be disseminated to the stockholders of the Company as and to the extent required by United States federal securities Laws and the DGCL. Parent and Merger Sub shall cause the Schedule TO to comply in all material respects with the Exchange Act, the DGCL and all other applicable Law. The Company shall promptly furnish to Parent and Merger Sub all information concerning the Company required by the Exchange Act to be set forth in the Offer Documents. Each of Parent, Merger Sub and the Company shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent, Merger Sub and the Company shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as soon as reasonably practicable and as and to the extent required by applicable United States federal securities Laws. Parent and Merger Sub shall promptly notify the Company upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Offer Documents, and shall promptly provide the Company with copies of all correspondence between them and their Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Offer Documents (including any amendment or supplement thereto) with the SEC or dissemination thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Offer Documents, Parent and Merger Sub shall provide the Company and its counsel a reasonable opportunity to review and comment on such Offer Documents or response, and Parent and Merger Sub shall give reasonable, good faith consideration to any such comments.

(e) At or prior to the Offer Closing Date, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified Rights Agent executes and delivers, a Contingent Value Rights Agreement in substantially the form attached hereto as Exhibit B, subject to any reasonable revisions to such Contingent Value Rights Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental to any CVR holder, other than in immaterial respects) (the “CVR Agreement”).

(f) Parent shall provide or cause to be provided to Merger Sub on a timely basis the consideration necessary to pay or cause to be paid for any shares of Company Common Stock that Merger Sub becomes obligated to accept for payment, and pay or cause to be paid for, pursuant to the Offer.

(g) Parent and Merger Sub shall make adequate provision such that if, immediately prior to the Expiration Time, (i) the Minimum Tender Condition has been satisfied but (ii) the aggregate number of shares of Company Common Stock that have been validly tendered (not including shares tendered pursuant to procedures for guaranteed delivery and not actually received by the depository prior to the Expiration Time) and not validly withdrawn by the Company’s stockholders (excluding, for the avoidance of doubt, any shares of Company Common Stock already owned by Parent, Merger Sub or any of their respective Subsidiaries) does not represent at least a majority of the total number of shares of Company Common Stock outstanding immediately prior to the Offer Closing, Merger Sub shall, prior to the Expiration Time, acquire a sufficient number of shares of Company Common Stock held by Parent and/or its Subsidiaries (excluding Merger Sub) such that, immediately following such acquisition, the sum of (x) the number of shares of Company Common Stock so acquired and (y) the aggregate number of shares of Company Common Stock that have been validly tendered (not including shares tendered pursuant to procedures for guaranteed delivery and not actually received by the depository prior to the Expiration Time) and not validly withdrawn by the Company’s stockholders represents at least a majority of the total number of shares of Company Common Stock outstanding immediately prior to the Offer Closing.

Section 1.2 Company Actions

(a) The Company hereby approves and consents to the Transactions. The Company represents that it has been advised that all of its directors and all of its named executive officers (as defined in the Company’s most recent Form 10-K/A) who own shares of Company Common Stock and who remain directors of, or employed by, the Company (as the case may be) as of the date hereof intend to tender such shares pursuant to the Offer.

(b) To the extent reasonably practicable, on the date the Offer Documents are filed with the SEC (and, in any event, within one (1) Business Day thereof), the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, together with any supplements or amendments thereto, the “Schedule 14D-9”) containing the Company Recommendation and, if the filing of a Transaction Statement on Schedule 13E-3 is required by law of failure to make such filing would reasonably be expected to materially delay the Offer Closing, a Transaction Statement on Schedule 13E-3 with respect to the Offer (such Schedule 13E-3, together with any supplements or amendments thereto, the “Schedule 13E-3”) and shall mail the Schedule 14D-9 and, if applicable, the Schedule 13E-3 to the stockholders of the Company as and to the extent required by Rule 14d-9 and Rule 13e-3, respectively, under the Exchange Act. The Company shall cause the Schedule 14D-9 and, if applicable, the Schedule 13E-3 to comply in all material respects with the Exchange Act and all other applicable Law. Parent and Merger Sub shall promptly furnish to the

Company all information concerning Parent and Merger Sub required by the Exchange Act to be set forth in the Schedule 14D-9 and/or, if applicable, the Schedule 13E-3. Each of the Company, Parent and Merger Sub shall promptly correct any information supplied by it for inclusion or incorporation by reference in the Schedule 14D-9 and/or, if applicable, the Schedule 13E-3 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and/or, if applicable, the Schedule 13E-3 and to cause the Schedule 14D-9 and/or, if applicable, the Schedule 13E-3 as so amended or supplemented to be filed with the SEC and disseminated to the stockholders of the Company, in each case as soon as reasonably practicable and as and to the extent required by applicable United States federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements, to the Schedule 14D-9 and/or, if applicable, the Schedule 13E-3, and shall promptly provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand. Prior to the filing of the Schedule 14D-9 and, if applicable, the Schedule 13E-3 (including any amendment or supplement thereto) with the SEC or mailing thereof to the stockholders of the Company, or responding to any comments of the SEC with respect to the Schedule 14D-9 and/or, if applicable, the Schedule 13E-3, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such Schedule 14D-9, if applicable, Schedule 13E-3 or response, and the Company shall give reasonable and good faith consideration to any such comments. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation.

(c) In connection with the Offer and the Merger, the Company shall cause its transfer agent to furnish Parent and Merger Sub promptly, and in any event within five (5) Business Days of the date hereof, with mailing labels containing the names and addresses of the record holders of Company Common Stock as of the latest practicable date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock, in each case as of the latest date practicable, and shall furnish to Parent and Merger Sub such information and assistance (including periodically updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Parent and Merger Sub and their agents (x) shall hold in confidence the information contained in any such labels, listings and files and will use such information only in connection with the Offer and the Merger and (y) following the termination of this Agreement, shall promptly, at the election of Parent, deliver to the Company or destroy, and will use their reasonable best efforts to cause their agents to deliver to the Company or destroy, all copies and any extract or summaries of such information then in their possession or control and promptly certify to the Company in writing that all such material has been so returned or destroyed.

ARTICLE II

THE MERGER; CLOSING; EFFECTIVE TIME

Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (a) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger under the name “Alexza Pharmaceuticals, Inc.” and shall continue to be governed by the DGCL and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving in the Merger is sometimes hereinafter referred to as the “Surviving Corporation”. The Merger shall be governed by Section 251(h) of the DGCL and shall be effected as soon as practicable following the Offer Closing.

Section 2.2 Closing; Effective Time

(a) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, as soon as commercially practicable following the Offer Closing, and in no event later than the third (3rd) Business Day following the date on which all of the conditions set forth in Article VII are satisfied or (to the extent permitted by Law) waived (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by Law) waiver of such conditions at the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the “Closing Date.”

(b) Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the parties hereto shall file a certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective on such date and at such time as the Certificate of Merger is duly filed with and accepted by the Secretary of State of the State of Delaware, or at such subsequent date and time as may be agreed in writing by Parent and the Company and specified in the Certificate of Merger. The date and time at which the Merger becomes effective is referred to in this Agreement as the “Effective Time.”

Section 2.3 Effect of the Merger. The Merger shall have the effects specified in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.

Section 2.4 Organizational Documents of the Surviving Corporation

(a) The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

(b) The bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Corporation at the Effective Time, except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

Section 2.5 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At Parent’s request, the Company shall obtain and deliver to Parent the written resignations of each of the directors of the Company, to be effective at the Effective Time.

Section 2.6 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

ARTICLE III

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of Company Common Stock:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares owned by Parent, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent, (ii) shares to be canceled pursuant to Section 3.1(c) and (iii) the Dissenting Shares) shall be converted into the right to receive (A) an amount in cash, per share of Company Common Stock, equal to the Cash Consideration and (B) one (1) CVR, subject to and in accordance with the terms and conditions of the CVR Agreement, in each case, without any interest and subject to any applicable Tax withholding in accordance with Section 3.2(h) (the Cash Consideration and the CVR, collectively, the “Merger Consideration”), upon surrender of such shares of Company Common Stock pursuant to Section 3.2(b) and in compliance therewith. As of the Effective Time, each share of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except, to the extent applicable, the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b) Conversion of Merger Sub Common Stock. Each share of common stock, $1.00 par value, of Merger Sub (the “Merger Sub Common Stock”) that is issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.0001 par value, of the Surviving Corporation, and the shares of the Surviving Corporation into which the shares of Merger Sub Common Stock are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time.

(c) Cancellation of Certain Shares. Each share, if any, of Company Common Stock that is held by the Company as a treasury share and each share of Company Common Stock that is owned by the Company or Parent or by any direct or indirect wholly owned Company Subsidiary or Parent Subsidiary shall be canceled without any conversion, and no consideration shall be delivered or deliverable in exchange therefor.

Section 3.2 Exchange of Shares and Certificates

(a) Paying Agent. At or prior to the Effective Time, Parent shall engage and bear the expense of a financial institution designated by Parent and reasonably satisfactory to the Company to act as paying agent in connection with the Merger (the “Paying Agent”). At or prior to the Effective Time, Parent shall, or shall cause Merger Sub or any other Subsidiary of Parent to, deposit with the Paying Agent, in trust for the benefit of the holders of shares of Company Common Stock immediately prior to the Effective Time, the aggregate Cash Consideration in respect of the Company Common Stock, it being understood that any and all interest or other amounts earned with respect to such funds shall be for the account of and turned over to Parent in accordance with Section 3.2(f) (it being understood and agreed, for the avoidance of doubt, that Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement). All cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures. Parent shall instruct the Paying Agent to mail, promptly after the Effective Time (but in no event later than three (3) Business Days following the Effective Time), to each holder of record of (i) a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or (ii) uncertificated shares of Company Common Stock represented by book-entry (the “Uncertificated Shares”), in each case, which at the Effective Time were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (A) a letter of transmittal in customary form (which, in the case of Certificates, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates or Uncertificated Shares in exchange for the Merger Consideration. Upon (1) surrender of Certificates for cancellation to the Paying Agent or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and (2) such other documents as may reasonably be required by the Paying

Agent, the holder of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor the amount of the Merger Consideration to which such holder is entitled pursuant to Section 3.1, and any Certificates so surrendered shall forthwith be cancelled. If the Merger Consideration (including, for the avoidance of doubt, payment in the form of or with respect to the CVRs) is to be paid to any Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of Parent that such Tax has been paid or is not payable. Until surrendered as contemplated by this Section 3.2(b), each share of Company Common Stock represented by a Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration upon such surrender.

(c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid upon the surrender for exchange of Certificates or Uncertificated Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates or Uncertificated Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock six (6) months after the Effective Time shall be delivered to Parent, within two (2) Business Days of the expiration of such six (6) month period, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for payment of their claim for the Merger Consideration, subject to subsection (e) below.

(e) No Liability. None of Parent, Merger Sub, the Company and the Paying Agent or any of their respective directors, officers, employees and agents shall be liable to any Person in respect of Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Uncertificated Share shall not have been surrendered prior to six (6) years after the Effective Time, any cash remaining in the Exchange Fund at that time shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto.

(f) Investment of Exchange Fund. If Parent determines to invest the Exchange Fund, Parent shall cause the Paying Agent to invest the Exchange Fund in direct short-term obligations of, or obligations fully guaranteed by the full faith and credit of, the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s

Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or a combination of the foregoing, and, in each case, with maturities not exceeding three (3) months or money market mutual funds comprised of any of the foregoing. To the extent there are losses with respect to such investments or the Exchange Fund diminishes for any other reasons below the level required to make prompt cash payment of the aggregate funds required to be paid pursuant to this Agreement, Parent shall, or shall cause Merger Sub or any other Subsidiary of Parent to, promptly deposit additional funds into the Exchange Fund such that the funds held in the Exchange Fund are thereafter sufficient to satisfy the obligations of Parent and Merger Sub hereunder. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Article III shall promptly be paid to Parent. For income Tax purposes, Parent shall be treated as having earned any interest and other income resulting from the investment of the Exchange Fund.

(g) Certain Adjustments. Without limiting the other provisions of this Agreement, in the event that, during the period between the date hereof and the Effective Time, the number of outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock shall be changed into a different number of shares or securities or a different class, including as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, then the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be equitably adjusted, without duplication, to reflect such change; provided that, in any case, nothing in this Section 3.2(g) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(h) Withholding. Parent, the Company, the Surviving Corporation, the Paying Agent and the Rights Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, the CVR Agreement or otherwise such amounts as Parent, the Company, the Surviving Corporation, the Paying Agent or the Rights Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, or any other provision of Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity by Parent, the Company, the Surviving Corporation, the Paying Agent or the Rights Agent, as applicable, such withheld amounts shall be treated for all purposes as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making and delivery of an affidavit of that fact by the holder thereof and delivery of a properly completed letter of transmittal to the Paying Agent, the Merger Consideration as may be required pursuant to Section 3.1(a); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity, against any claim that may be made against Parent or the Paying Agent in respect of the Certificates alleged to have been lost, stolen or destroyed.

Section 3.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who properly exercise appraisal rights with respect thereto in accordance with Section 262 of DGCL (the “Dissenting Shares”) shall not be exchangeable for the right to receive the Merger Consideration, and holders of such Dissenting Shares will be entitled only to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisals of shares of Company Common Stock and (b) the opportunity to jointly participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment (or agree to make any payment) with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.4 Treatment of Company Options and Company Restricted Stock Awards.

(a) Company Options. Immediately prior to the Offer Closing, each option to purchase shares of Company Common Stock granted under any Company Stock Plan (each, a “Company Option”) that is outstanding immediately prior to the Offer Closing shall be cancelled without consideration. In furtherance of the foregoing, at least six (6) days prior to the expected Offer Closing, the Company shall accelerate the vesting and exercisability of all of the Company Options so that each holder of Company Options will have at least five (5) days to exercise any then outstanding Company Options. In order to exercise the Company Options, the Company will require the holders of Company Options to deliver to the Company notice of exercise prior to the expected Offer Closing and for the exercise to occur at least one (1) day prior to the occurrence of the Offer Closing. To the extent Company Options are exercised prior to the Offer Closing, they shall be treated as Company Common Stock pursuant to Section 3.1 of this Agreement.

(b) Other Awards Under the Company Stock Plans. Each restricted share of Company Common Stock and restricted stock unit related to a share of Company Common Stock granted under any Company Stock Plan (each, a “Company Restricted Stock Award”) that is outstanding immediately prior to the Offer Closing and that is not then fully vested shall become fully vested immediately prior to the Offer Closing and, with respect to restricted stock units, the Company will deliver to the holders of restricted stock units all of the underlying shares of Company Common Stock (subject to any applicable withholdings) in the form of Uncertificated Shares at least one (1) day prior to the Offer Closing.

(c) Company Actions. Prior to the Offer Closing, the Company shall take all actions reasonably necessary (i) to effect the provisions of this Section 3.4 and to terminate, effective immediately prior to or as of the Offer Closing, all Company Stock Plans and (ii) to

ensure that no Person has any rights to acquire Company Common Stock or common stock of Parent or any of its Subsidiaries (including the Surviving Corporation), in each case, pursuant to any Company Benefit Plan following the Offer Closing. Prior to the Offer Closing, the Company shall deliver notices (which notices shall have been approved by the Parent, in its reasonable discretion) to each holder of Company Options and Company Restricted Stock Awards setting forth each holder’s rights pursuant to the Company Stock Plans and the terms of this Agreement, stating how the Company Options and Company Restricted Stock Awards shall be treated in connection with the Transactions.

Section 3.5 Treatment of Warrants.

(a) Warrants. Effective as of the Offer Closing, all Warrants outstanding immediately prior to the Offer Closing shall be cancelled and, in consideration for such cancellation, each holder of a Warrant shall automatically (and without further action being required by such holders) receive (and Parent shall, or shall cause the Surviving Corporation or any Subsidiary of Parent to, pay), at, or as soon as practicable following, the Offer Closing:

(i) in the case of the Out-Of-The-Money Warrants that are outstanding immediately prior to the Offer Closing, a lump-sum cash payment equal to (A) the total number of shares of Company Common Stock issuable to such holder upon the exercise of the applicable Warrant, multiplied by (B) the value of such Warrant to purchase one share of Company Common Stock, calculated in accordance with Appendix B of such Warrant, in each case without interest and subject to any applicable Tax withholding in accordance with Section 3.2(h); and

(ii) in the case of any 2014 Warrant that is outstanding immediately prior to the Offer Closing, (i) a lump-sum cash payment equal to (A) the total number of shares of Company Common Stock issuable to such holder upon the exercise of the applicable Warrant, multiplied by (B) the excess of (x) the Cash Consideration over (y) the per-share exercise price for such Warrant and (ii) one (1) CVR for each share of Company Common Stock underlying such Warrant, in each case without interest and subject to any applicable Tax withholding in accordance with Section 3.2(h).

(b) Company Actions. Prior to the Offer Closing, the Company shall take all actions reasonably necessary (i) to effect the provisions of this Section 3.5 in compliance with all (or pursuant to a waiver of all applicable) terms and provisions, including any applicable notice provisions, of the Warrants, (ii) to ensure that no Person has any rights to acquire Company Common Stock or common stock of Parent or any of its Subsidiaries (including the Surviving Corporation), in each case, pursuant to any Warrant following the Offer Closing and (iii) to cancel all Warrants effective at the Offer Closing.

Section 3.6 Employee Stock Purchase Plan. Prior to the Offer Closing, the Company shall take all necessary and appropriate action such that (a) no new purchase or offering period under the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”) commences after the date hereof until termination of this Agreement or the Offer Closing such that if the Offer Closing has not occurred prior to the end of the current offering period the Company shall suspend the ESPP until the Offer Closing, (b) each participant in the offering period currently in effect shall not increase his or her payroll deductions or purchase elections from those in effect immediately prior to the date hereof, (c) if, with respect to an offering period in effect on the date hereof, the Offer Closing occurs prior to any Purchase Date (as defined in the ESPP) for such offering period, then on a date to be determined by the Company in accordance with the terms of the ESPP (but no later than the day immediately prior to the Offer Closing) (the “Final Purchase Date”), each purchase right under such offering that is outstanding as of the Final Purchase Date shall be used to purchase from the Company whole shares of Company Common Stock (subject to the terms of the offering and ESPP regarding the maximum number and value of shares purchasable per participant) at the applicable price determined under the terms of the offering and ESPP (subject to the limitations set forth in clause (b) of this Section 3.6) for the then outstanding purchase or offering period using such date as the final Purchase Date for such purchase or offering period, and any remaining accumulated but unused payroll deductions shall be distributed to the relevant participants without interest as promptly as practicable following the Offer Closing, and (d) the ESPP is terminated at or prior to the Offer Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the written disclosure letter delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (with specific reference to the particular section or subsection of this Agreement to which the information set forth in such Company Disclosure Letter relates; provided, that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on the face of such disclosure contained in the Company Disclosure Letter) or (b) as disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed prior to the date hereof, and each Company SEC Report filed subsequent to such Form 10-K but prior to the date hereof, but excluding, in each case, any disclosures set forth in any risk factor section or in any other section of any such Company SEC Report to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature, provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representations and warranties set forth herein, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Corporate Power

(a) The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and other assets and to carry on its business as now being conducted in all material respects. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and other assets requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate (or similar) power and authority and all necessary governmental approvals to own, lease and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to be in good standing or have such power, authority or governmental approvals has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature or conduct of its business or the ownership, leasing or operation of its properties and other assets requires it to be so qualified, licensed or in good standing, except for such jurisdictions where the failure to be so qualified, licensed or to be in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company has delivered or made available to Parent true and correct copies of the Restated Certificate of Incorporation of the Company, as amended through the date hereof (as so amended, the “Company Certificate of Incorporation”); the Amended and Restated Bylaws of the Company, as amended through the date hereof (as so amended, the “Company Bylaws” and together with the Company Certificate of Incorporation, the “Company Organizational Documents”); and the equivalent organizational documents of each Company Subsidiary, in each case, as amended through the date hereof. The Company Organizational Documents and the equivalent organizational documents of the Company Subsidiaries are in full force and effect and have not been amended or otherwise modified. The Company is not in violation of any provision of the Company Organizational Documents. No Company Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents, except where such violations have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered or made available to Parent complete and correct copies of the minutes (or, in the case of minutes that have not yet been finalized, complete and correct drafts thereof) of (i) all meetings of the stockholders or other equity-holders of the Company and each of the Company Subsidiaries, (ii) the Company Board and the boards of directors (or equivalent governing body) of each of the Company Subsidiaries and (iii) the committees of each such board of directors (or comparable governing body), in each case held since January 1, 2013 and prior to the date hereof.

Section 4.2 Capitalization

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of Preferred Stock, par value of $0.0001 per share, of the Company (“Company Preferred Stock”). As of the date hereof, (i) 21,750,615 shares of Company Common Stock and 0 shares of Company Preferred Stock were issued and outstanding, (ii) no shares of Company Common Stock or Company Preferred Stock were held by the Company in its treasury, (iii) 2,139,419 shares of Company Common Stock were subject to outstanding and unexercised Company Options, (iv) 33,700 shares of Company Common Stock were subject to outstanding Company Restricted Stock Awards, and (v) an estimated 2,833 shares of Company Common Stock were elected to be purchased in the current offering period under the ESPP (assuming that the closing price per share of Company Common

Stock as reported on the purchase date for the current offering period was equal to $0.90 per share and employee contributions continue until such purchase date at the levels in place as of the day immediately preceding the date hereof). Section 4.2(a) of the Company Disclosure Letter sets forth, as of the date hereof, the authorized and outstanding capital stock (or other equity interests) of each Company Subsidiary held directly or indirectly by the Company and the total of such outstanding capital stock (or other equity interests).

(b) Except as set forth in Section 4.2(a), as of the date hereof, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth in Section 4.2(a), (c) or (d) of this Agreement, as of the date hereof, there are no options, warrants, convertible or exchangeable securities, subscriptions, stock appreciation rights, phantom stock rights or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Company Subsidiary (i) relating to any issued or unissued capital stock or equity interest of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock of, or options, warrants, convertible or exchangeable securities, subscriptions or other equity interests in the Company or any Company Subsidiary or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of the Company or any Company Subsidiary (each of (i), (ii) and (iii), collectively, the “Company Securities”). All outstanding shares of Company Common Stock are, and all shares of Company Common Stock that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Company Subsidiary to (x) repurchase, redeem or otherwise acquire any capital stock or equity interest of the Company (including any shares of Company Common Stock) or any Company Subsidiary or any Company Securities or (y) pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person, other than pursuant to the Company Stock Plans or ESPP. Neither the Company nor any Company Subsidiary is party to (1) any agreement granting registration rights to any Person, (2) any stockholders agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock or other securities of the Company or any Company Subsidiary or (3) any agreements granting to any Person or group of Persons the right to elect, or to designate or nominate for election, a member of the Company Board or the board of directors of any Company Subsidiary.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of (i) all Company Options, the expiration dates, the exercise or base prices and the names of the holders thereof and, (ii) all Company Restricted Stock Awards and the holders thereof, (iii) a list of all current participants in the ESPP and the dollar amounts elected to be purchased by each such participant in the current offering period. Each outstanding Company Option and Company Restricted Stock Award, including the Company Options set forth in Section 4.2(c) of the Company Disclosure Letter, shall be treated at the Offer Closing as set forth in Section 3.4.

(d) Section 4.2(d) of the Company Disclosure Letter sets forth a true, complete and correct list, as of the date hereof, of all warrants of the Company, including the Warrants, the exercise prices and the names of the holders thereof.

(e) Section 4.2(e) of the Company Disclosure Letter lists all the Subsidiaries of the Company (each a “Company Subsidiary” and together, the “Company Subsidiaries”) in existence as of the date hereof. All of the outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are, except as set forth in Section 4.2(e) of the Company Disclosure Letter, owned directly or indirectly by the Company, and with respect to those shares or other equity interests owned directly or indirectly by the Company, are free and clear of all pledges, claims, liens, charges, rights of first refusal or offer or similar rights, royalty or revenue interests, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable Laws.

(f) Neither the Company nor any Company Subsidiary directly or indirectly owns, or has any right or obligation to subscribe for or otherwise acquire, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than the Company Subsidiaries).

Section 4.3 Authority

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Company to execute and deliver this Agreement or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL and as set forth in Section 4.6). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b) The Company Board, at a meeting duly called and held and at which a quorum was present, duly adopted resolutions unanimously (a) approving and declaring the advisability of this Agreement and the Transactions, (b) declaring that it is in the best interests of the Company and the stockholders of the Company (other than Parent and its Subsidiaries) that the Company enter into this Agreement and consummate the Transactions and that the stockholders of the Company tender their shares of Company Common Stock pursuant to the

Offer, in each case on the terms and subject to the conditions set forth herein, (c) declaring that the terms of the Offer and the Merger are fair to the Company and the Company’s stockholders (other than Parent and its Subsidiaries) and (d) recommending that the Company’s stockholders accept the Offer and tender their shares of Company Common Stock pursuant to the Offer (collectively, the “Company Recommendation”), which resolutions, except to the extent permitted by Section 6.5, have not been rescinded, modified or withdrawn in any way.

Section 4.4 Opinion of Financial Advisor. Guggenheim Securities, LLC (“Guggenheim”) has delivered to the Company Board its opinion to the effect that, as of the date of such opinion and based on the assumptions, qualifications and limitations contained therein, the consideration to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to the Offer and the Merger is fair, from a financial point of view, to such holders. The Company has delivered or made available to Parent a correct and complete copy of such opinion solely for informational purposes.

Section 4.5 No Conflict. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor performance of this Agreement by the Company will (a) conflict with or violate the Company Organizational Documents or the equivalent organizational documents of any Company Subsidiary, (b) assuming receipt of the approvals referenced in Section 4.6, if required for consummation of the Merger, conflict with or violate any United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code or any other requirement or rule of law including Regulatory Laws (each, a “Law”) or any charge, temporary restraining order or other order, writ, injunction (whether preliminary, permanent or otherwise), judgment, guideline, doctrine, guidance, decree, ruling, determination, directive, corporate integrity agreement or similar agreement, award or settlement, whether civil, criminal or administrative (each, an “Order”), or any rule or regulation of any securities exchange on which the Company Common Stock is listed for trading, in each case applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right, including any right of consent, or result in the creation of a Lien (other than Permitted Liens) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, Contract, agreement, lease, sublease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of any of them is bound or affected (including any Company Material Contract and any permits), except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.6 Required Filings and Consents. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of this Agreement will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any United States federal, state or local or any foreign government or any court, administrative or other governmental or government-authorized authority or agency, domestic or foreign, including any Regulatory Authority (a “Governmental Entity”), except for (a) applicable requirements, if any, of (i) the Exchange Act, including the filing with the SEC of the Schedule 14D-9 and, if applicable, the Schedule 13E-3, (ii) state securities or “blue sky” Laws, (iii) the DGCL to file the Certificate of Merger or other appropriate documentation and (iv) NASDAQ, (b) such filings, clearances, registrations, consents, waivers, orders, authorizations, permits, declarations, amendments, supplements, notices and approvals as are required to be made with or obtained from the United States Food and Drug Administration (the “FDA”), the United States Federal Trade Commission, the United States Department of Health and Human Services, Centers for Medicare and Medicaid Services or any other federal, state, local or foreign Governmental Entity that is concerned with or regulates the development, testing, packaging, labeling, storage, import, export, marketing, sale, use, handling and control, purity, quality, safety, efficacy, reliability, distribution or manufacturing of pharmaceutical products, medical devices and related products, federal or state health care programs or the provision of health care or similar services (each, a “Regulatory Authority”) and (c) such consents, approvals, orders, authorizations, permits, declarations, filings or notifications, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.7 Compliance with Laws

(a) Since January 1, 2013, each of the Company and the Company Subsidiaries (i) except as set forth in Section 4.7(a) of the Company Disclosure Letter, is and has been operated at all times in compliance in all material respects with all Laws and Orders applicable to the Company and the Company Subsidiaries and by which any property, business or asset of the Company or any Company Subsidiary is bound and (ii) is not and has not been in any material respect in default or violation of any governmental licenses, registrations, clearances, approvals, permits or franchises to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound. Except as otherwise set forth in Section 4.7(a) of the Company Disclosure Letter, since January 1, 2013, neither the Company nor any Company Subsidiary has received any written communication from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance in any material respect with any applicable Law or Order.

(b) The Company and the Company Subsidiaries have established internal controls and compliance programs that include policies and procedures reasonably designed to cause the Company, any Company Subsidiaries and their respective officers, employees, agents and contractors to be in compliance with all applicable Laws in all material respects.

Section 4.8 Regulatory Compliance.

(a) Except as set forth in Section 4.8(a) of the Company Disclosure Letter, all drug products and medical devices of the Company or any Company Subsidiary (collectively, the “Company Products”) are being or have been developed, tested, manufactured, packaged, labeled, stored, imported, exported, marketed, sold and distributed in compliance in all material respects with all applicable Laws, including, with respect to Company Products sold, manufactured or imported into the United States, (i) the Federal Food, Drug, and Cosmetic Act,

as amended, (ii) the federal False Claims Act, 31 U.S.C. § 3729, as amended, (iii) the Physician Payments Sunshine Act, (iv) the Patient Protection and Affordable Care Act, (v) the Medicare and Medicaid statutes, (vi) the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b, the federal Physician Self-Referral (Stark) Law, 42 U.S.C. § 1395nn, and the Federal Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a, (vii) any other applicable Laws governing research, development, investigational use, marketing authorization, marketing clearance, marketing approval, record keeping, reporting, testing, specification development, manufacturing, processing, packaging, labeling, storage, importation, transportation, handling, advertising, promotion, sale, commercialization, distribution or export of pharmaceutical products or medical devices, (viii) all Laws similar to the foregoing within any other federal, state, local or foreign jurisdiction within which the Company Products are manufactured, distributed and sold and (ix) all binding rules and regulations issued under such Laws, including those relating to good laboratory practice, good clinical practice, record keeping, establishment registration or licensing, pharmaceutical product or medical device marketing authorization, clearance or approval, pharmacovigilance, medical device reporting or safety reporting, correction and removal reporting, pharmaceutical product or medical device labeling, protection of human subjects, humane care and use of laboratory animals, and good manufacturing practice (“Regulatory Laws”).

(b) All pre-clinical and clinical investigations and trials conducted or sponsored by or on behalf of the Company or any Company Subsidiary are being and have been conducted in compliance in all material respects with all applicable Regulatory Laws, including standards for conducting non-clinical laboratory studies, standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials and all Laws restricting the use and disclosure of health information. No pre-clinical or clinical testing conducted by or on behalf of the Company or any Company Subsidiary has been terminated or suspended due to safety or other non-business reasons, and, to the knowledge of the Company, there are no facts that could give rise to such a determination. No Regulatory Authority, clinical investigator, institutional review board or independent monitoring committee has provided notice that it has initiated or, to the knowledge of the Company, threatened to initiate any action to place a hold order on, or otherwise terminate, delay, suspend or modify any such ongoing testing, and, to the knowledge of the Company, there are no facts that would reasonably be expected to give rise to such a determination.

(c) There are no Company Products being developed, manufactured or sold by the Company or the Company Subsidiaries which would require any Regulatory Authorization for the purpose for which they currently are being developed, manufactured or sold (i) which were not, and are not, developed, manufactured, tested, distributed or marketed in compliance in all material respects with all applicable Regulatory Laws, (ii) for which such Regulatory Authorization has not been obtained or (iii) for which such Regulatory Authorization has been limited, suspended, non-renewed, withdrawn, revoked or cancelled or is no longer in full force and effect. To the knowledge of the Company, there is no information that would reasonably be expected to lead to the denial of any application for Regulatory Authorization currently pending before any Regulatory Authority.

(d) Except as would not be material and adverse to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have and have had all Regulatory Authorizations necessary for the lawful operation of their respective businesses, including the registration, manufacturing, testing, packaging, handling, labeling, storage, transport, import, export, marketing, sale, distribution and the use of its products, properties and assets, including all Company Products, as presently conducted and used, and each of such Regulatory Authorizations is valid, subsisting and in full force and effect. There are currently no, and since January 1, 2013 have been no, actions pending or, to the knowledge of the Company, threatened that seek the revocation, cancellation or adverse modification of any Regulatory Authorization (except as would not be material and adverse to the Company and the Company Subsidiaries, taken as a whole). Since January 1, 2013, to the knowledge of the Company, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving rise to any threat of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Regulatory Authorization (except as would not be material and adverse to the Company and the Company Subsidiaries, taken as a whole). All Company Products are, and have been, manufactured, tested, packaged, labeled, stored, imported, exported, marketed, sold and distributed in accordance with all requirements contained in all applicable Regulatory Authorizations (except as would not be material and adverse to the Company and the Company Subsidiaries, taken as a whole).

(e) Except as otherwise set forth in Sections 4.8(e) and 4.13(b) of the Company Disclosure Letter, since January 1, 2013, neither the Company nor any Company Subsidiary has (i) received or, to the knowledge of the Company, been subject to any action, notice, citation, suspension, revocation, warning, administrative proceeding or investigation by a Governmental Entity or other Person that alleges or asserts that the Company or any Company Subsidiary has violated any applicable Regulatory Laws or which requires or seeks any adjustment, modification or alteration in the Company Products or in the Company’s or any Company Subsidiary’s operations, activities, or services that has not been resolved, including any qui tam lawsuits, notice of inspectional observation, FDA Form 483, FDA warning letter or untitled letter or any similar notices or (ii) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities. The Company and the Company Subsidiaries have not settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of any applicable Regulatory Laws. As of the date hereof, (i) there are no restrictions imposed by any Regulatory Authority upon the business, activities or services of the Company or any Company Subsidiary that restrict or prevent the Company or such Company Subsidiary from operating as it currently operates and (ii) the Company Products and the Company are not, and have not been, otherwise subject to any other enforcement actions taken by FDA or any other Regulatory Authority, and (iii) to the knowledge of the Company, there are no facts that would reasonably be expected to give rise to such an event as described in the immediately preceding clause (i) or (ii).

(f) The Company and the Company Subsidiaries (i) have, in all material respects, cooperated fully with, and have prepared and submitted timely (A) responses and (B) any corrective action plans required to be prepared and submitted by the Company or any Company Subsidiary in response to all inspections, investigations, audits, analyses and examinations performed by the FDA, any other Regulatory Authority, or any Person working with, for, or on behalf of, the Company, any Company Subsidiary or any client, customer, or other Person with contractual or other authority to audit Company operations and (ii) have, in all material respects, fully implemented all corrective actions described in such corrective action plans, to the knowledge of the Company, to the satisfaction of the Person who has conducted the inspection, investigation, audit, analysis or examination.

(g) Since January 1, 2013, the Company and the Company Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by them under applicable Regulatory Laws. Each such filing complied in all material respects with applicable Regulatory Law as of the date of submission and was true, complete and correct as of the date of submission. Any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings required to be submitted by the Company or any of the Company Subsidiaries have been submitted thereby to the applicable Regulatory Authority.

(h) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any Company Subsidiary, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Regulatory Authority or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Regulatory Authority to invoke any similar policy.

(i) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary, has been convicted of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or any similar applicable Law, nor, to the knowledge of the Company, has any such Person been so debarred. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any officer, employee or agent of the Company has been convicted of any crime or, to the knowledge of the Company, engaged in any conduct for which such Person would reasonably be expected to be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar applicable Law or been excluded from participation in such federal health care programs or similar foreign programs. Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary is subject to an investigation or proceeding by any Regulatory Authority that would reasonably be expected to result in such suspension, exclusion or debarment and there are no facts, to the knowledge of the Company, that would reasonably be expected to give rise to such suspension, exclusion or debarment.

(j) The Company and the Company Subsidiaries are, and since January 1, 2013 have been, in compliance in all material respects with all Laws and other requirements governing participation in, and receipt of payment from, Medicare, Medicaid and any other state, federal or foreign government health care programs in which they currently participate, including without limitation all reimbursement and billing requirements. The Company and the Company Subsidiaries, in all material respects, fully and accurately report their prices to all Governmental Entities requiring such reports, including but not limited to the Centers for Medicare & Medicaid

Services and the Veterans’ Administration. The Company and the Company Subsidiaries have, in all material respects, fully and accurately reported information to the Centers for Medicare & Medicaid Services as required by the Physician Payments Sunshine Act. The Company and the Company Subsidiaries have not received any written notice regarding a negative change in reimbursement status of any Company Product.

(k) To the knowledge of the Company, no data generated by the Company or any Company Subsidiary with respect to the Company Products that has been provided to their customers or otherwise made public is the subject of any regulatory or other action, either pending or, to the knowledge of the Company, threatened, by any Regulatory Authority relating to the truthfulness or scientific adequacy of such data.

(l) The Company and the Company Subsidiaries are, and since January 1, 2013 have been, in compliance, in all material respects, with all Regulatory Laws and contractual requirements that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by the Company or any Company Subsidiary, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act and the European Commission Data Protection Directive (95/46/EC), any implementing regulations, and any other applicable state and foreign privacy or medical information Laws to the extent applicable to the Company and the Company Subsidiaries, as well as the Company’s own written rules, policies and procedures relating to privacy, data protection and the collection and use of personal information collected, used or held for use by the Company or any Company Subsidiary (collectively, the “Privacy Laws”). The Company and the Company Subsidiaries have established and implemented procedures, contracts and systems reasonably designed to cause their respective employees and agents to comply with the Privacy Laws and to reasonably ensure that such information is protected against unauthorized access, use, modification or other misuse. The Transactions will not violate, in any material respect, any Privacy Laws. The Company and each Company Subsidiary employs reasonable administrative, physical and technical safeguards designed to ensure the confidentiality, availability, security and integrity of health information and other personal information to which it has access. No Litigation has been asserted or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging a material violation of any Person’s privacy or personal information or data rights.

Section 4.9 SEC Filings; Financial Statements

(a) Except as set forth in Section 4.9(a) of the Company Disclosure Letter, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2013 (together with all exhibits, financial statements and schedules thereto, all information incorporated by reference and any documents filed with or furnished to the SEC on a voluntary basis, the “Company SEC Reports”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Reports complied when filed or furnished (or, if applicable, when amended) in all material respects with applicable Law, including the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as

amended (together with the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) applicable to such Company SEC Report. None of the Company SEC Reports (including any financial statements or schedules included or incorporated by reference therein) contained when filed or currently contains, and no Company SEC Report filed with the SEC subsequent to the date hereof but prior to the Effective Time will contain, any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent updated, amended, restated or corrected, prior to the date hereof, by a subsequent Company SEC Report.

(b) Except to the extent updated, amended, restated or corrected, prior to the date hereof, by a subsequent Company SEC Report, all of the financial statements included in the Company SEC Reports, in each case, including any related notes thereto, as filed with the SEC (those financial statements filed with the SEC are collectively referred to as the “Company Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as may be permitted by Form 10-Q of the SEC and subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments). The consolidated balance sheets (including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected, prior to the date hereof, in a subsequent Company SEC Report) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, at the respective dates thereof, and the consolidated statements of loss and comprehensive loss, stockholders’ equity (deficit) and cash flows (in each case, including the related notes) included in such Company Financial Statements (if applicable, as updated, amended, restated or corrected, prior to the date hereof, in a subsequent Company SEC Report) fairly present, in all material respects, the consolidated statements of loss and comprehensive loss, stockholders’ equity (deficit) and cash flows of the Company and the Company Subsidiaries for the periods indicated, subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments.

(c) Neither the Company nor any Company Subsidiary has any Liability except for (i) Liabilities that are specifically reflected, or for which adequate reserves were established, on the audited consolidated balance sheet of the Company as of December 31, 2015 in the Company SEC Reports, (ii) Liabilities incurred in the ordinary course of business and consistent with past practice since December 31, 2015, (iii) Liabilities incurred in connection with this Agreement and the Transactions, (iv) Liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (v) Liabilities that are disclosed in the Company SEC Reports.

(d) Each of the principal executive officer of the Company and principal financial officer of the Company (or each former such officer, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications were true and accurate in all material respects as of the date such certifications were made. The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required under Rules 13a-15(a) and 15d-15(a) under the Exchange Act and is in compliance in all material respects with such system. The Company and the Company Subsidiaries maintain and keep in all material respects books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company. The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) of the Company comply with Rules 13a-15(a) and 15d-15(a) under the Exchange Act and are designed to ensure that all material information relating to the Company and the Company Subsidiaries is communicated to the Company’s management, including the chief executive officer and principal financial officer of the Company. Since January 1, 2013, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board, (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and the Company has delivered or made available to Parent copies of any non-privileged written materials in its possession relating to each of the foregoing. The Company has delivered or made available to Parent all such written disclosures made by management to the Company’s auditors and audit committee since January 1, 2013 in its possession relating to clause (i) or (ii) of the immediately preceding sentence.

(e) There are no outstanding loans or other extensions of credit made by the Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any Company Subsidiary. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.10 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since December 31, 2015 and through the date hereof, (a) each of the Company and the Company Subsidiaries has conducted its respective business or businesses only in the ordinary course of business in all material respects and in a manner consistent with prior practice in all material respects and (b) there has not been any change, effect, event, occurrence, state of facts, circumstances or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as contemplated by this Agreement or as set forth in Section 4.10 of the Company Disclosure Letter, since December 31, 2015 and through the date hereof, there has not been (x) any material change in accounting methods, principles or practices employed by the Company or any Company Subsidiary, other than as required by Law or GAAP or (y) any action of the types described in Sections 6.1(b)(i)-(xii), (xv), (xviii), (xix), (xxi) which, had such action been taken after the date hereof, would be in violation of Section 6.1(b).

Section 4.11 Taxes.

(a) The Company and each of the Company Subsidiaries has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. The Company and each of the Company Subsidiaries has paid (or there has been paid on its behalf) all income and other material Taxes due and payable by it, except for those Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(b) There are no Liens for any Taxes upon the assets of the Company or the assets of any Company Subsidiary other than (i) statutory Liens for Taxes not yet due and payable and (ii) Liens for Taxes contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(c) Except as set forth in Section 4.11(c) of the Company Disclosure Letter: (i) to the knowledge of the Company, there is no audit, examination, deficiency, refund litigation, proposed adjustment, or matter in controversy or other administrative or court proceeding currently in existence, pending or threatened in writing with respect to any Taxes or Tax Return of the Company or any Company Subsidiary; (ii) neither the Company nor any Company Subsidiary has received written notice of any claim made by a Governmental Entity in a jurisdiction where the Company or the Company Subsidiaries, as applicable, do not file a Tax Return, that the Company or such Company Subsidiary is or may be subject to taxation by that jurisdiction and (iii) there are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary and no power of attorney granted by the Company or any Company Subsidiary with respect to any Taxes is currently in force.

(d) Except as set forth on Section 4.11(d) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has applied for, received, or has pending any request for a ruling or determination with respect to Taxes or commenced negotiations or entered into a closing agreement or other similar agreement relating to Taxes with any Governmental Entity.

(e) The Company and the Company Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld, and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts and have otherwise complied in all material respects with all applicable withholding and related reporting requirements.

(f) Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(g) Neither the Company nor any Company Subsidiary is a party to any Tax indemnification, allocation or sharing agreement with any other Person for which the Company or any Company Subsidiary will have obligations after the Closing (other than pursuant to (i) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (ii) property Taxes payable with respect to any property lease).

(h) Neither the Company nor any Company Subsidiary has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (i) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (ii) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(i) Except as set forth in Section 4.11(i) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary (i) is or has ever been a member of an affiliated group filing a consolidated federal income Tax Return or any state, local or non-United States consolidated, combined, unitary or similar group (other than a group of which the Company was the common parent) or (ii) has any Liability for Taxes of any Person (other than the Company or a Company Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-United States Law, or as a transferee or successor, by Contract, by operation of Law or otherwise (other than pursuant to (A) any customary agreements with customers, vendors, lenders, lessors or the like entered into in the ordinary course of business or (B) property Taxes payable with respect to any property lease).

(j) Neither the Company nor any Company Subsidiary will be required, as a result of (i) a change in accounting method for a Tax period (or a portion thereof) ending on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or non-United States Law) in taxable income for any Tax period beginning on or after the Closing Date or (ii) (A) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law), (B) installment sale or intercompany transaction described in Treasury Regulations under Section 1502 of the Code entered into prior to the Closing or prepaid amount received prior to the Closing outside the ordinary course of business or (C) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or non-United States Law), to include any item of income or exclude any item of deduction from Tax Liability in any Tax period (or portion thereof), beginning after the Closing.

(k) Nothing in this Section 4.11 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of either Company or any Company Subsidiary in any taxable period (or portion thereof) beginning after the Closing Date.

Section 4.12 Litigation

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Letter, there is no claim of which the Company has received notice, suit, action, investigation, indictment, or administrative, arbitration, alternative dispute resolution or other similar proceeding (“Litigation”) pending or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary which has had or, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as set forth in Section 4.12(b) of the Company Disclosure Letter, there is no Order of any Governmental Entity or arbitrator outstanding against, or, to the knowledge of the Company, investigation by, any Governmental Entity involving the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.13 Product Liability and Recalls

(a) The Company and any Company Subsidiary have not received written notice of any product liability or regulatory Litigation against the Company or any Company Subsidiary and, to the knowledge of the Company, no such Litigation has been threatened against the Company or any Company Subsidiary. There is no material Order outstanding against the Company or any Company Subsidiary relating to product liability Litigation.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter, since January 1, 2013, there has been no voluntary or mandatory recall of Company Products manufactured or distributed by or on behalf of the Company or any Company Subsidiary, or written notice from any Governmental Entity or other Person threatening to initiate or conduct such a recall, with respect to any Company Product, or any field alert, field correction, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, or other notice or action relating to an alleged material lack of safety, efficacy or regulatory compliance of any Company Product. To the knowledge of the Company, there are no facts that are reasonably likely to cause (i) the voluntary or mandatory recall, market withdrawal or replacement of any Company Product sold or intended to be sold by the Company or any Company Subsidiary, (ii) a change in the marketing classification or a material change in the labeling of any Company Product or (iii) a termination or suspension of the marketing or distribution of any Company Product.

Section 4.14 Material Contracts

(a) Section 4.14(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 4.14(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which any of their respective properties or assets is subject, in each case as of the date hereof:

(i) any Contract (or group of related Contracts) (A) for the furnishing of services or the sale of products which involves consideration in excess of $150,000 in any twelve (12) month period or (B) for the receipt of services by a third party or for the purchase of raw materials, commodities, supplies, products, or other personal property, which involves payment by the Company or any Company Subsidiary of consideration in excess of $150,000 in any twelve (12) month period or which the Company reasonably expects will involve payment by the Company or any Company Subsidiary of consideration in excess of $150,000 in any future twelve (12) month period during the term of such agreement;

(ii) any Contract (or group of related Contracts) under which the Company or any Company Subsidiary is a lessor of any equipment, machinery, vehicle or other tangible personal property to any other Person which requires future annual payments in excess of $150,000;

(iii) any Contract (or group of related Contracts) under which the Company or any Company Subsidiary is a lessee of, or holds or uses, any equipment, machinery, vehicle or other tangible personal property owned by a third Person which requires future annual payments in excess of $150,000;

(iv) any Contract under which the Company or any Company Subsidiary is a lessee, sub-lessee, licensee, lessor, sub-lessor or licensor of real property;

(v) any Contract pursuant to which the Company or any Company Subsidiary has entered into a partnership, joint venture or other similar arrangement with any Person other than the Company or a wholly owned Company Subsidiary;

(vi) any severance agreement and any employment or other Contract with an employee or former employee, independent contractor or former independent contractor, officer or director of the Company or any Company Subsidiary providing for aggregate compensation in excess of $150,000 in any twelve (12) month period;

(vii) any Collective Bargaining Agreement;

(viii) any Contract for capital expenditures or the acquisition or construction of fixed assets which requires aggregate future payments in excess of $150,000;

(ix) any Contract containing covenants of the Company or any Company Subsidiary (A) to indemnify or hold harmless another Person, unless (x) such Contract is entered into in the ordinary course of business or (y) such indemnification or hold harmless obligation to such Person, or group of Persons, as the case may be, is contractually limited to an amount less than $150,000 (other than indemnification for (1) Taxes pursuant to customary agreements with customers, vendors, lenders, lessors or the like entered into the ordinary course of business or (2) property Taxes payable with respect to any property lease), (B) containing covenants of the Company or any Company Subsidiary purporting to limit the freedom of the Company or any Company Subsidiary to (or otherwise restricting or limiting the ability of the Company or any Company Subsidiary to) compete in any line of business or geographic or therapeutic area, including any covenant not to compete with respect to the provision of services or the development, testing, manufacture, marketing, distribution, sale or maintenance of the Company Products or any other product, or (C) that after the Closing would reasonably be expected to have the effect of limiting the freedom of Parent or any of its Affiliates to (or otherwise restricting or limiting the ability of Parent or any of its Affiliates to) compete in any line of business or geographic or therapeutic area due to Parent or its Affiliates constituting an Affiliate of the Company (whether such Contract by its express terms applies to Affiliates or otherwise purports to capture the activities of Persons other than the Company and the Company Subsidiaries), including any covenant not to compete with respect to the provision of services or the development, testing, manufacture, marketing, distribution, sale or maintenance of the Company Products or any other product, provided, that this Section 4.14(a)(ix)(C) shall not include any such restriction set forth in a Contract to which Parent or any of its Affiliates (other than the Company and the Company Subsidiaries) is a party;

(x) any Contract requiring aggregate future payments or expenditures and relating to cleanup, abatement, remediation or similar actions in connection with environmental liabilities;

(xi) all Contracts (A) pursuant to which the Company or any Company Subsidiary (x) is granted or obtains or agrees to be granted or to obtain any license, ownership or any other rights or interests with respect to, any Material Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having a replacement cost and annual license fee of less than $150,000 in the aggregate for all such related Contracts, other non-exclusive rights with respect to non-material Intellectual Property entered into in the ordinary course of business and proprietary information and inventions agreements entered into with employees of the Company or a Company Subsidiary in the ordinary course of business, other than agreements with named inventors on any Patents included in the Owned Material Intellectual Property), (y) is restricted in its right to use or register any Intellectual Property or (z) grants rights to or permits or agrees to grant rights to or to permit any other Person to use, enforce or register, or grants any other rights or interests with respect to, any Intellectual Property owned by or exclusively licensed to the Company or any Company Subsidiary, including license agreements, collaboration agreements, research and/or development agreements, non-assertion or coexistence agreements, grants of royalty or revenue interest, research and development or commercialization financing arrangements, or covenants not to sue, other than Contracts for sales of Company Product and associated non-exclusive licenses entered into in the ordinary course of business consistent with past practice or (B) that would, as a result of the Transactions, require Parent or Merger Sub to license or assign rights in its or its Affiliates’ Intellectual Property to any other Person, or prohibit Parent or Merger Sub from using any of its or its Affiliates’ Intellectual Property due to Parent or its Affiliates constituting an Affiliate of the Company (the Contracts described in this clause (xi), collectively, “IP Contracts”) provided, that this Section 4.14(a)(xi)(B) shall not include any such restriction set forth in a Contract to which Parent or any of its Affiliates (other than the Company and the Company Subsidiaries) is a party;

(xii) any Contract that relates to research, pre-clinical, clinical or other development, manufacturing or supply (including of any components, and any quality and other ancillary agreements), distribution, marketing, promotion or other commercialization of any pharmaceutical product (including pharmaceutical products under development) of or licensed to the Company or a Company Subsidiary, in each case where such Contract either (A) involves annual or aggregate expenditures greater than $150,000 or that is not terminable by the Company on notice of ninety (90) days or less without the payment of any penalty or termination fee greater than $150,000, or (B) relates to the Staccato device or any product of the Company or any Company Subsidiary that is either approved (including ADASUVE) or in clinical trials;

(xiii) any Indebtedness of the Company or any Company Subsidiary in a principal amount in excess of $150,000;

(xiv) any Contract which requires future payments by the Company or any Company Subsidiary in excess of $150,000 per annum containing “change of control” or similar provisions;

(xv) any Contract entered into since January 1, 2013 relating to the acquisition or disposition of any business or any material assets for a purchase price in excess of $150,000 other than in the ordinary course of business (whether by merger, sale of stock or assets or otherwise);

(xvi) any Contract entered into other than in the ordinary course of business that involves aggregate future payments by or to the Company or any Company Subsidiary in excess of $150,000 per annum, other than (A) a purchase or sales order or other Contract entered into in the ordinary course of business consistent with past practice or (B) Contracts with employees, consultants or independent contractors relating to employment or the provision of services;

(xvii) any Contract not otherwise required to be disclosed pursuant to this Section 4.14 the termination or breach of which, or in respect of which the failure to obtain any consent required in connection with any of the Transactions, is reasonably likely to have a Company Material Adverse Effect;

(xviii) any Contract that contains a right of first or last offer, negotiation or refusal, or similar provisions;

(xix) any Contract pursuant to which the Company or any Company Subsidiary has granted any exclusive marketing, sales representative relationship, franchising, consignment or distribution right to any third party with a value in excess of $150,000;

(xx) any Contract relating to the marketing, sale, advertising, distribution or promotion of the Company and any Company Subsidiary’s services or products involving consideration in excess of $150,000 during the remaining term of such Contract or per annum;

(xxi) any Contract that required during the last twelve (12) months or that is reasonably expected to require, in the future, payments from the Company or any Company Subsidiary in excess of $150,000 to any person or organization who, to the knowledge of the Company, has made referrals to the Company or any Company Subsidiary;

(xxii) any Securitization Document; and

(xxiii) any Contract relating to any securitization transaction including the issuance of notes or other securities, the repayment of which is serviced from cash flows generated by specific assets, including transactions in which assets are held and securities are issued by a bankruptcy remote Company Subsidiary.

(b) Each Contract of the Company or any Company Subsidiary that is required to be set forth on Section 4.14(a) of the Company Disclosure Letter or required to be filed as an exhibit to the Company SEC Reports pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Company Material Contract”) is in full force and effect (except for those Contracts that have expired in accordance with their terms) and is a legal, valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or such Company Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, in each case, in accordance with its terms, except for such failures to be in full force and effect or to be legal, valid, binding or enforceable that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). Each of the Company and Company Subsidiaries has performed or is performing all obligations required to be performed by it under the Company Material Contracts and is not in breach or default thereunder, and has not waived or failed to enforce any rights or benefits thereunder, and, to the knowledge of the Company, as of the date of this Agreement, no other party to any of the Company Material Contracts is in breach or default thereunder, and no event has occurred which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract or would give to others any right of termination, amendment or cancellation of any Company Material Contract or any license thereunder, except for, in each case, any such failures to perform, breaches, defaults, waivers, failures to enforce or events that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has prior to the date hereof delivered or made available to Parent a true and complete copy of each Company Material Contract (including all amendments, modifications, extensions and renewals thereof and waivers thereunder). As of the date hereof, the Company has no knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to any Company Material Contract which has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.15 Employee Benefit Plans

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Benefit Plan.

(b) To the extent applicable with respect to each Company Benefit Plan, the Company has delivered or made available to Parent true and correct copies of (i) each material Company Benefit Plan (or, in the case of any material unwritten Company Benefit Plan, a written summary of the material provisions of such plan or agreement), including any amendments thereto, (ii) the three most recent annual reports on Form 5500 and accompanying schedules filed with the Internal Revenue Service (“IRS”), (iii) each summary plan description and summary of material modifications, (iv) the most recent financial statements and actuarial or other valuation reports, (v) the most recently received IRS determination or opinion letter, (vi) each currently effective trust agreement or other document relating to the funding or payment of benefits, (vii) non-discrimination testing results for the last two completed plan years and (viii) any written correspondence received from any Governmental Entity with respect to the registration, qualification or compliance of any Company Benefit Plan.

(c) Within the six-year period ending at the Effective Time, neither the Company nor any Commonly Controlled Entity has sponsored, maintained, contributed to or been obligated to sponsor, maintain or contribute to, or has any actual or contingent Liability under, any benefit plan that is (i) subject to Title IV of ERISA or Section 412 of the Code or is otherwise a defined benefit pension plan or is a plan described in Section 3(40) of ERISA or Section 413 of the Code, a (ii) “multiple employer plan” (within the meaning of Section 413 of the Code) or (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Liability under Title IV of ERISA or Sections 412 or 430 of the Code has been incurred by the Company or any Commonly Controlled Entity that has not been satisfied in full.

(d) With respect to any Company Benefit Plan that is an employee welfare benefit plan, (i) no such Company Benefit Plan is funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code), (ii) each such Company Benefit Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code and any applicable similar state or local Law except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) to the knowledge of the Company, each such Company Benefit Plan may be amended or terminated without material liability to the Company or any Company Subsidiary on or at any time after the Effective Time and (iv) no such Company Benefit Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (A) where the full cost of such benefit is borne entirely by the former employee (or such former employee’s eligible dependents or beneficiaries) or (B) where the benefit is required by Section 4980B of the Code.

(e) Each material Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and with all applicable Laws, including ERISA and the Code. There are no pending and served, or to the knowledge of the Company, threatened audits, investigations, actions or suits related to, by or on behalf of any Company Benefit Plan (other than routine claims for benefits). All material contributions, including participant contributions, and benefit payments required under each Company Benefit Plan have been made in full and on a timely and proper basis pursuant to the terms of such plan or agreement and applicable Law or, if such contribution are not yet due, all liabilities have been properly accrued under GAAP.

(f) Each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code (i) has been the subject of a determination or opinion letter from the IRS or an application therefor with respect to all material and applicable Tax Law changes to the effect that such Company Benefit Plan currently is qualified and exempt from income Taxes under Section 401(a) of the Code and the trust relating to such plan is exempt from income Taxes under Section 501(a) of the Code, (ii) no such determination letter has been revoked or threatened and (iii), no event has occurred since the date of the most recent determination or opinion letter or application therefor relating to any such Company Benefit Plan that is reasonably expected to affect the qualification of such plan or arrangement or adversely or materially increase the costs relating thereto or require security under Section 307 of ERISA. Neither the Company nor any Commonly Controlled Entity, nor to the Company’s knowledge, any “party in interest” or “disqualified person” with respect to any Company Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that would cause the Company or any Company Subsidiary to incur any liability for any material amount.

(g) There are no understandings, agreements or undertakings, written or oral, with any Person (other than pursuant to the express terms of the applicable Company Benefit Plan) that are (pursuant to any such understandings, agreements or undertakings) reasonably expected to result in any liabilities if such Company Benefit Plan were amended or terminated upon or at any time after the Effective Time or that would prevent any unilateral action by the Company (or, after the Effective Time, Parent) to effect such amendment or termination except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has a contract, plan or commitment to create any additional Company Benefit Plan or to modify any existing Company Benefit Plan, except as required by applicable Law or tax qualification requirement or as necessary to conform a Company Benefit Plan to applicable Law which would increase materially the expense of maintaining any Company Benefit Plan. There have been no modifications of a Company Benefit Plans or creation of new Company Benefit Plans since the last audited company balance sheet that would be prohibited by the preceding sentence. The Company and its Subsidiaries have not terminated any material Company Benefit Plan since the date of the last audited Company balance sheet.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code is, and has been operated in such manner as to be, in compliance with Section 409A of the Code except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as provided in this Agreement and required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as otherwise set forth in Section 4.15(i) of the Company Disclosure Letter or as provided in Section 3.4 of this Agreement, (i) entitle any current or former employee, officer, director, consultant or individual service provider of the Company or any Company Subsidiary (each, a “Company Participant”) to enhanced severance or termination pay or any retention, bonus, change in control or similar payments or benefits, (ii) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any Company Participant, (iii) trigger any payment or funding (through a grantor trust or otherwise) of any compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, or increase the cost of, any Company Benefit Plan, (iv) limit or restrict the right of the Company or any Company Subsidiary or, after the Closing, Parent, to merge, amend or terminate any Company Benefit Plan or (v) result in any breach or violation of, or a default under, any Company Benefit Plan.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will result in the payment of any amount that would, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code. No Company Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any Company Subsidiary in respect of any Tax (including federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 4999 of the Code or Section 409A of the Code) or interest or penalty related thereto.

(k) Except as has not had, and would not reasonably be expected to result in material liability to the Company, each Company Benefit Plan which is subject to Law other than United States federal, state or local law (i) has been maintained in accordance with all applicable requirements (including registration and approval), (ii) if intended to qualify for specific tax treatment, meets all the requirements for such treatment and (iii) if intended to be funded and/or book-reserved, is fully funded and/or book-reserved, as applicable, based on reasonable actuarial assumptions.

Section 4.16 Labor and Employment Matters

(a) (i) The Company and the Company Subsidiaries are neither party to, nor bound by, any labor agreement, collective bargaining agreement, works council agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union or labor organization (collectively, a “Collective Bargaining Agreement”), (ii) there are no Collective Bargaining Agreements that pertain to any of the employees of the Company or any Company Subsidiary with respect to their employment with the Company or any Company Subsidiary, (iii) no employees of the Company or any Company Subsidiary are represented by any labor union, works council or labor organization with respect to their employment with the Company or any Company Subsidiary, (iv) no labor union, labor organization, or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (v) to the knowledge of the Company, since January 1, 2013, there have been no labor union organizing activities with respect to any employees of the Company or any Company Subsidiary and (vi) to the knowledge of the Company, since January 1, 2013, there have been no actual, or, to the knowledge of the Company, threatened, labor arbitrations, grievances, strikes, lockouts, hand billing, walkouts, slowdowns, work stoppages picketing or any other labor-related dispute against or affecting the Company or any Company Subsidiary.

(b) Except as set forth in Section 4.16(b) of the Company Disclosure Letter, the Company and the Company Subsidiaries (i) are in material compliance with all Laws pertaining to labor, employment or employment practices including without limitation all Laws regarding terms and conditions of employment, health and safety, wages and hours, child labor, employee/independent contractor classification, exempt/non-exempt classification, labor relations, employment discrimination, disability rights or benefits, equal opportunity, immigration, plant closures and layoffs, affirmative action, employee leave issues, unemployment insurance and workers’ compensation and (ii) are not a party to any material Litigation, audit, hearing, complaint, charge, or governmental inquiry alleging a violation of any Law pertaining to labor, employment or employment practices, nor, to the knowledge of the Company, is any such Litigation, audit, hearing, complaint, charge, or governmental inquiry threatened.

(c) The Company and the Company Subsidiaries (i) are not in any material respect delinquent in any payments to, or on behalf of, any current or former independent contractors or employees for any services or amounts required to be reimbursed or otherwise paid, (ii) have withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and any other payments to any current or former independent contractors or employees and (iii) are not in any material respect liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(d) To the knowledge of the Company, no current employee of the Company or any Company Subsidiary is in any respect in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation (i) to the Company or any Company Subsidiary or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or any Company Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(e) Except as set forth in Section 4.16(e) of the Company Disclosure Letter, to the knowledge of the Company, no current employee of the Company or any Company Subsidiary at or above the level of vice-president has provided notice to the Company of his or her intent to terminate his or her employment.

(f) Neither the Company nor any Company Subsidiary, is or has been (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(g) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any material breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any Company Subsidiary is a party.

Section 4.17 Title to Personal Properties. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any Company Subsidiary (the “Assets”) are, in the aggregate, sufficient to carry on their respective businesses in all material respects as presently conducted, and the Company and the Company Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and the Company Subsidiaries, taken as a whole, free and clear of all Liens other than Permitted Liens.

Section 4.18 Real Property

(a) Neither the Company nor any Company Subsidiary owns any real property or mixed property.

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of all of the leases, subleases, licenses, occupancy agreements or other instruments or permits pursuant to which the Company or any Company Subsidiary holds a leasehold or subleasehold estate or other right to use or occupy any interest in real property (the “Company Leases”) and each parcel of real property in which the Company or any Company Subsidiary is a tenant, subtenant or occupant thereunder (the “Leased Real Property”). The Leased Real Property comprises all of the real property used in the operation of the business of the Company and the Company Subsidiaries. The Company has delivered or made available to Parent copies of the Company Leases, including all amendments, supplements, modifications, renewals, guaranties or other agreements with respect thereto, which are true, correct and complete in all material respects. Except as set forth in Section 4.18(b) of the Company Disclosure Letter, (i) each Company Lease (A) constitutes a valid and binding obligation of the Company or the Company Subsidiary party thereto and (B) is enforceable against the Company or the Company Subsidiary that is a party thereto, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) and is in full force and effect, (ii) none of the Company or the Company Subsidiaries are in material breach or default under any Company Lease, (iii) none of the Company or the Company Subsidiaries have received or delivered a written notice of material default or objection to or from any party to any Company Lease to pay and/or perform its obligations, and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification, cancellation or acceleration of rent under such Company Lease, (iv) the Company or one of the Company Subsidiaries, as applicable, holds a good and valid leasehold interest in all Leased Real Property free and clear of all Liens other than the Permitted Liens and none of the Company Leases have been pledged or assigned by the Company or the Company Subsidiaries, (v) no brokerage commissions, fees or similar costs or expenses are owed by the Company or any Company Subsidiary with respect to any Company Lease, (vi) the Transactions do not require the consent of any other party to any Company Lease and will not result in a breach of, or default under, any Company Lease, (vii) neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession agreement, use and occupancy agreement, assignment or similar arrangement under which the Company or any Company Subsidiary is a landlord, sublessor, sublicensor or assignor of any of the Leased Real Property, (viii) neither the Company nor any Company Subsidiary has given any written notice to any landlord under any of the Company Leases indicating that it will not be exercising any extension or renewal options under the Company Leases, (ix) no assessment for public improvement or otherwise which is due and remains unpaid has been made against the

Leased Real Property other than the Permitted Liens and, to the knowledge of the Company, there is no currently proposed or pending assessment for public improvements or otherwise and (x) neither the Company nor any Company Subsidiary has received written notice of any pending or, to the knowledge of the Company, threatened, proceedings in eminent domain, condemnation or other similar proceedings affecting any portion of the Leased Real Property.

(c) All Leased Real Property has been maintained in accordance with generally accepted industry practice and is adequate and fit, in all material respects, for occupancy and use in accordance with the Company’s past practice.

Section 4.19 Environmental Matters

(a) Each of the Company and the Company Subsidiaries is and has at all times been in compliance with all applicable Environmental Laws, including possessing and complying with the terms of all Environmental Permits required for its operations under applicable Environmental Laws, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is no pending or, to the knowledge of the Company, threatened Environmental Claim against the Company or any Company Subsidiary, or, to the knowledge of the Company, against any predecessor or other Person for whom the Company or any Company Subsidiary is liable under contract or by operation of law.

(c) Neither the Company nor any Company Subsidiary is a party or subject to any Order pursuant to Environmental Laws.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no actions, activities, circumstances, conditions, events or incidents, including the presence, Release or threatened Release of Hazardous Substances, that (i) would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiary or (ii) would otherwise reasonably be expected to result in any costs or liabilities to the Company or any Company Subsidiary under Environmental Law.

(e) The Company has delivered or made available to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company or any Company Subsidiary pertaining to (i) any unresolved Environmental Claims against the Company or any Company Subsidiary, or against any predecessor or other Person for whom the Company or any Company Subsidiary is liable under contract or by operation of law; (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any Company Subsidiary; or (iii) the Company’s or any Company Subsidiary’s compliance with applicable Environmental Laws.

Section 4.20 Intellectual Property

(a) Registered Intellectual Property.

(i) Section 4.20(a) of the Company Disclosure Letter sets forth a true and correct list, as of the date of this Agreement, of all of the following that are owned or purported to be owned by the Company or any Company Subsidiary in any jurisdiction in the world: (i) issued Patents and Patent applications, (ii) Trademark registrations and applications (iii) Copyright registrations and applications (the foregoing in (i), (ii) and (iii), the “Registered Intellectual Property”), (iv) material unregistered Trademarks and (v) material unregistered Copyrights (including material Software). Except as set forth in Section 4.20(a) of the Company Disclosure Letter, the Company or one of the Company Subsidiaries is the sole and exclusive beneficial, and, with respect to applications and registrations, record owner of all of the Intellectual Property set forth on Section 4.20(a) of the Company Disclosure Letter.

(ii) The Registered Intellectual Property is subsisting, and, in all material respects, valid and enforceable (other than pending applications for Registered Intellectual Property, which are in all material respects in good standing with the United States Patent and Trademark Office or other applicable Intellectual Property office or registrar), and has not expired or been abandoned, cancelled, or adjudged invalid or unenforceable, in whole or part. The applications for Registered Intellectual Property are pending and have not lapsed, been abandoned or forfeited, and have been and continue to be duly prosecuted in a timely and reasonable manner. All Registered Intellectual Property has been duly registered or applications for same have been duly filed with or issued by each appropriate Governmental Entity in the jurisdiction indicated in Section 4.20(a) of the Company Disclosure Letter. All necessary affidavits of continuing use and other filings with respect to the Registered Intellectual Property have been timely filed, and all necessary maintenance fees and other fees due as of or prior to the date of this Agreement have been timely paid, to continue all such rights in effect. The Company has reasonably adequate documentation to substantiate its ownership of and priority dates for any Patents that are included in the Registered Intellectual Property.

(iii) To the knowledge of the Company, there are no published Patents, articles or other prior art references, or any other prior art or material information, that could render invalid or unenforceable or could prevent the issuance of, in whole or in part, any Patent included in the Registered Intellectual Property in any material respect. With respect to each Patent included in the Registered Intellectual Property, each of the Company, the Company Subsidiaries, its and their attorneys, agents and relevant employees and representatives has met its duty of candor as required under 37 C.F.R. 1.56 and complied with similar Laws outside the United States requiring disclosure of references. Each of the Patents included in the Registered Intellectual Property properly identifies each and every inventor, and solely each and every inventor, of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent is issued or pending.

(iv) Each inventor named on the Patents included in the Registered Intellectual Property has executed an agreement validly assigning all of his or her entire right, title and interest in and to such Patent, and the inventions embodied and claimed therein, to the Company or a Company Subsidiary, except as indicated in Section 4.20(a)

of the Company Disclosure Letter. No such inventor has any contractual or other obligation that would preclude or render void or voidable any such assignment or otherwise conflict with the obligations of such inventor to the Company or Company Subsidiary.

(v) With respect to all United States Patents included in the Registered Intellectual Property that are subject to a terminal disclaimer against another Patent, each such Patent has been and remains commonly owned with the Patent it is terminally disclaimed against since the terminal disclaimer was filed with the United States Patent and Trademark Office.

(b) Except as set forth in Section 4.20(b) of the Company Disclosure Letter, the Company or a Company Subsidiary owns (free and clear of any Liens), or has a valid license to use, all Intellectual Property that (a) covers, is used in or is used in the manufacture or use of the Company Product known as the “Staccato” device, (b) covers, is used in or is used in the manufacture or use of the Company Product known as the “ADASUVE” product or any other product that is in clinical development by the Company or any Company Subsidiary or (c) is otherwise material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted or as currently planned to be conducted (the “Material Intellectual Property”).

(c) Except as set forth in Section 4.20(c) of the Company Disclosure Letter, (i) neither the Company nor any Company Subsidiary has granted or provided, or has been granted or obtained, any license or sublicense to any Intellectual Property included in any Material Intellectual Property, and (ii) no royalties, commissions or similar payments are payable by the Company or any Company Subsidiary for the use of, or right to use, any Intellectual Property rights. The IP Contracts include all Contracts and other obligations under which the Company is obligated to make payments or provide other consideration (in any form, including royalties, milestones and other contingent payments) to third parties for use or other exploitation of any Material Intellectual Property.

(d) The conduct of the business of the Company and the Company Subsidiaries as currently conducted, and the conduct of such business as conducted since January 1, 2013, does not misappropriate, infringe or otherwise violate and has not misappropriated, infringed or otherwise violated, any Person’s Intellectual Property rights in any material respect. Except as set forth in Section 4.20(d) of the Company Disclosure Letter, there are currently no, and since January 1, 2013, have been no actions, claims, complaints, official inquiries, investigations, examinations, hearings, petitions, suits, arbitrations, mediations, interferences, oppositions, reexaminations, reissues or other proceedings, whether civil, criminal, administrative or otherwise, in law or in equity, with respect to Intellectual Property (“IP Claims”) asserted or, to the knowledge of the Company, threatened (including in the forms of offers or invitations to obtain a license) against the Company or any Company Subsidiary (i) alleging such misappropriation, infringement or other violation of any Person’s Intellectual Property rights, (ii) challenging the Company’s or any Company Subsidiary’s ownership or use of, or the registrability or maintenance of, any Material Intellectual Property, (iii) challenging the validity or enforceability of any Material Intellectual Property, (iv) alleging that the Company or any Company Subsidiary is in breach of any applicable grant, license, agreement, instrument or other arrangement pursuant to which the Company or any Company Subsidiary or any of their respective Affiliates acquired the right to use any Material Intellectual Property or (v) alleging misuse or antitrust violations arising from the use or other exploitation by the Company or any Company Subsidiary of any Intellectual Property. To the knowledge of the Company, no Material Intellectual Property has been, or is being, used, or enforced by the Company or any Company Subsidiary in a manner that, individually or in the aggregate, is reasonably likely to result in the cancellation, invalidity or unenforceability of such Material Intellectual Property. Except for any third party rights to Intellectual Property referred to in Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company, there are no Patents of any third party dominating or interfering, or likely to dominate or interfere, with the Material Intellectual Property in any material respect.

(e) Except as set forth in Section 4.20(e) of the Company Disclosure Letter, to the knowledge of the Company (i) no Person is misappropriating, infringing or otherwise violating, either directly or indirectly, any Material Intellectual Property that is owned by or exclusively licensed to the Company or any Company Subsidiary (“Owned or Exclusive Material Intellectual Property”) in any material respect and (ii) since January 1, 2013, no Person has misappropriated, infringed or otherwise violated, either directly or indirectly, any Owned or Exclusive Material Intellectual Property in any material respect. Since January 1, 2013, no IP Claims with respect to any of the foregoing clause (e)(i) or (e)(ii) have been brought or threatened against any Person by the Company or any Company Subsidiary.

(f) Except as set forth in Section 4.20(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted any Person any right to control the prosecution or registration of any Owned or Exclusive Material Intellectual Property or to bring, defend, or otherwise control any IP Claims with respect to any Owned or Exclusive Material Intellectual Property.

(g) Except as set forth in Section 4.20(g) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has entered into, nor is any Material Intellectual Property that is owned or purportedly owned by the Company or any Company Subsidiary (“Owned Material Intellectual Property”) subject to, any Orders, consents, indemnifications, forbearances to sue, licenses or other arrangements in connection with the resolution of any disputes or IP Claims that (i) restrict the Company or any Company Subsidiary with respect to the use, registration or maintenance of any Material Intellectual Property, (ii) restrict the Company’s or any Company Subsidiary’s businesses in any material manner in order to accommodate any Person’s Intellectual Property or (iii) permit any Person to use any Material Intellectual Property.

(h) Except as set forth in Section 4.20(h) of the Company Disclosure Letter, each current or former employee, officer and contractor of the Company or any Company Subsidiary who were involved in or contributed to the creation or development of any Owned Material Intellectual Property has executed a proprietary information and inventions agreement assigning to the Company or such Company Subsidiary all of such Person’s right, title and interest in and to such Intellectual Property. No current or former employee, officer or contractor of the Company or any Company Subsidiary has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s, officer’s or contractor’s proprietary information and inventions agreement except to the extent that such invention is not Material Intellectual Property.

(i) The Company and each Company Subsidiary has taken all reasonable measures to protect the confidentiality of the Company’s and the Company Subsidiaries’ confidential information and trade secrets, including by entering into licenses and contracts that require licensees, contractors and any other Persons with access to such trade secrets to keep such trade secrets confidential. There has not been any disclosure of any material trade secret of the Company or any Company Subsidiary included in the Material Intellectual Property to any Person in a manner that has resulted, or would reasonably be expected to result, in the Company’s or such Company Subsidiary’s loss of trade secret rights in and to such information.

(j) No funding, facilities or personnel of any Governmental Entity were used, directly or indirectly, to develop or create, in whole or in part, any Owned Material Intellectual Property.

(k) No current or former partner, director, stockholder, officer, contractor or employee of the Company or any Company Subsidiary will, after giving effect to the Transactions, own or retain any rights or interests with respect to any of the Owned Material Intellectual Property.

(l) Since January 1, 2014, to the knowledge of the Company, (i) there have been no material security breaches in the Company’s or any Company Subsidiary’s information technology systems, and (ii) there have been no disruptions in any of the Company’s or any Company Subsidiary’s information technology systems that materially adversely affected the Company’s or any Company Subsidiary’s business or operations.

Section 4.21 Brokers. No broker, investment banker, financial advisor or other Person, other than Guggenheim, the fees and expenses of which will be paid by the Company (with an amount equal thereto to be deducted in the calculation of amounts, if any, payable under the CVR Agreement as provided therein), is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of the Company. Prior to the date hereof, the Company has delivered or made available to Parent a true and correct copy of all agreements between the Company and Guggenheim.

Section 4.22 Insurance. The Company has delivered or made available to Parent prior to the date hereof a list that is true and correct in all material respects of all material insurance policies in force naming the Company, any Company Subsidiary or any employees thereof, as an insured or beneficiary or as a loss payable payee or for which the Company or any Company Subsidiary has paid or is obligated to pay all or part of the premiums. Except as has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and neither the Company nor any Company Subsidiary has received, as of the date hereof, written notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto. The Company and each Company Subsidiary is in compliance with all conditions contained in such insurance policies, except where the failure to so comply has not had, or is not reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.23 Related Party Transactions. Except for indemnification, compensation or employment arrangements between the Company or any Company Subsidiary, on the one hand, and any Affiliate (including any director or officer), on the other hand, and except as set forth in Section 4.23 of the Company Disclosure Letter, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliate (including any director or officer) thereof, but not including any wholly owned Company Subsidiary, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders, it being acknowledged and agreed that this Section 4.23 shall not apply to any transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and Parent or any Parent Subsidiary, on the other hand.

Section 4.24 Certain Business Practices.

(a) Neither the Company nor any of the Company Subsidiaries, nor, to the knowledge of the Company, any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any of the Company Subsidiaries, has directly or indirectly (i) used, offered or promised anything of value for unlawful contributions, payments, expenditures, gifts, meals, entertainment, trips or travel and accommodations, or made, offered or promised any unlawful expenditures relating to political activity to government officials, employees, candidates for political office, members of political parties or organizations, or to any official of a public international organization, in order to obtain or retain business or secure an improper advantage, (ii) paid, offered, promised, accepted or received any unlawful contributions, payments, expenditures, gifts, meals, entertainment, trips, travel and accommodations, or anything else of value, (iii) made, offered or promised any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or (iv) violated any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, including any provisions relating to the accurate and fair reflection of all transactions in the books and records of such entity and the maintenance of an adequate system of internal accounting controls, or any other similar applicable anti-corruption or anti-bribery law, rule or regulation.

(b) Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any current or former directors, officers, employees, agents, independent contractors or other parties acting on behalf of the Company or any Company Subsidiary, has violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar applicable Laws of any Governmental Entity.

Section 4.25 Takeover Statutes; DGCL Section 251(h). The Company has taken all action necessary to exempt the Offer, the Merger, the CVR Agreement and this Agreement and the transactions contemplated hereby and thereby from (i) Section 203 of the DGCL and (ii) any other “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination” or other similar Law (collectively, the “Takeover Statutes”).

The Company does not have in effect any “poison pill” or stockholder rights plan. As of immediately prior to execution of this Agreement, the Company satisfied the requirements with respect to a “constituent corporation” set forth in the lead-in of Section 251(h) of the DGCL.

Section 4.26 Information Supplied. None of the information included or incorporated by reference in the Schedule 14D-9 and/or, if applicable, the Schedule 13E-3 (and none of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents) will, at the respective times the Schedule 14D-9, if applicable, the Schedule 13E-3 and the Offer Documents are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Schedule 14D-9 and/or, if applicable, the Schedule 13E-3 based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference therein. The Schedule 14D-9 and, if applicable, the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Parent is the legal and beneficial owner of all of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed at the direction of Parent solely for the purposes of effecting the Transactions.

Section 5.2 Authority

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, in the case of Parent, the CVR Agreement, to perform its respective obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement has been, and, in the case of Parent, the CVR Agreement will be, at or prior to the Offer Closing Date, and the consummation by each of Parent and Merger Sub of the Transactions have been, duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub and no other corporate proceedings on the part of each of Parent or Merger Sub, respectively, are necessary to authorize this Agreement and, in the case of Parent, the CVR Agreement, or to consummate the Transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been, and, in the case of Parent, the CVR Agreement will be, at or prior to the Closing Date, duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, each such agreement constitutes, or will constitute at the time of such authorization, execution and delivery, a legal, valid and binding obligation of each of Parent and Merger Sub, as applicable, enforceable against each of Parent and Merger Sub, as applicable, in accordance with its terms subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights and remedies of creditors generally and to the effect of general principles of equity.

(b) The board of directors of Merger Sub, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions (i) approving this Agreement and the Transactions and (ii) determining that the terms of the Transactions are fair to and in the best interests of Merger Sub and its stockholder.

(c) The board of directors of Parent, at a meeting duly called and held (or acting by written consent) duly and unanimously adopted resolutions approving this Agreement, the CVR Agreement and the Transactions.

Section 5.3 No Conflict. Neither the execution and delivery of this Agreement or, in the case of Parent, the CVR Agreement by each of Parent and Merger Sub nor the consummation of the Transactions by each of Parent and Merger Sub, nor performance of this Agreement or, in the case of Parent, the CVR Agreement by each of Parent and Merger Sub will (a) conflict with or violate (i) the organizational documents of Parent or (ii) the certificate of incorporation or bylaws of Merger Sub, (b) subject to Section 5.4, conflict with or violate any Law or any Order, in each case applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in the triggering of any payment or other obligation or any right, including any right of consent, or result in the creation of a Lien on any property or asset of Parent or any Subsidiary of Parent (other than Permitted Liens) pursuant to any note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Subsidiary of Parent is a party or by which Parent or any Subsidiary of Parent or any property or asset of any of them is bound or affected except, in the case of clauses (b) and (c), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.4 Required Filings and Consents. The execution and delivery by Parent and Merger Sub of this Agreement does not, and the performance by Parent and Merger Sub of this Agreement will not, require any consent, approval, order, authorization or permit of, or declaration, registration, filing with, or notification to, any Governmental Entity, except for (a) applicable requirements, if any, of (i) the Exchange Act, including the filing with the SEC of the Schedule TO, (ii) state securities or “blue sky” Laws, (iii) the DGCL to file the Certificate of Merger or other appropriate documentation and (iv) NASDAQ, (b) the filing of customary applications and notices, as applicable with any Regulatory Authority and (c) those that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 5.5 Ownership and Operations of Merger Sub. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned, directly or indirectly, by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with the Transactions.

Section 5.6 Sufficiency of Funds. Parent has cash available or has existing borrowing facilities that, together with the cash of the Company, are sufficient to enable it to pay the aggregate Cash Consideration and the consideration in respect of the Warrants, and to pay all related fees and expenses as required by this Agreement and to otherwise consummate the Transactions.

Section 5.7 Litigation. There is no Litigation pending or, to the knowledge of Parent, threatened against Parent or Merger Sub which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Orders of any Governmental Entity or arbitrator outstanding against or, to the knowledge of Parent, investigation by, any Governmental Entity involving Parent or Merger Sub or any of their respective assets which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the consummation of the Transactions.

Section 5.8 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the Transactions based upon arrangements made by or on behalf of Parent.

Section 5.9 Information Supplied. None of the information included or incorporated by reference in the Offer Documents (and none of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9 and, if applicable, the Schedule 13E-3) will, at the respective times the Offer Documents and the Schedule 14D-9 and, if applicable, the Schedule 13E-3 are filed with the SEC or first published, amended or supplemented or sent or given to the Company’s stockholders contain any statement that, in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Offer Documents based on information supplied by the Company specifically for inclusion or incorporation by reference therein. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.10 Ownership of Company Common Stock. Neither Parent nor Merger Sub nor any of their respective Affiliates is or has been since December 31, 2012, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Company’s Business Pending the Merger.

(a) From the date hereof until the Effective Time, except as otherwise consented to by Parent in writing (which consent shall, other than with respect to the matters identified in Section 6.1(b)(i) – (vi), (ix), (x), (xii) and (xv) (the “Specified Matters”), not be unreasonably withheld, conditioned or delayed), and except as disclosed in Section 6.1(a) of the Company Disclosure Letter or as otherwise explicitly required by this Agreement, (A) the Company shall, and shall cause the Company Subsidiaries to, use commercially reasonable efforts to conduct their respective businesses only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice and (B) the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve intact their business organizations, to preserve their assets and properties in good repair and condition, to keep available the services of their current officers and employees and to preserve, in all material respects, the current relationships of the Company and the Company Subsidiaries with customers, suppliers, licensors, licensees, distributors and other Persons with which the Company or the Company Subsidiaries have business dealings. For the avoidance of doubt, with respect to each matter set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall be entitled to negotiate such matter without the consent of Parent, but shall require Parent’s consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) for entering into any Contract relating thereto.

(b) Without limiting the generality of the foregoing, except (A) as set forth in Section 6.1(b) of the Company Disclosure Letter, (B) for any actions taken by the Company or any Company Subsidiary required to be taken under that certain Collaboration, License and Supply Agreement between the Company and Parent, dated as of October 5, 2011, as amended from time to time, or (C) as otherwise required by this Agreement, to which actions the Parent hereby consents, from the date hereof until the Effective Time, except as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed, provided that, notwithstanding the foregoing, with respect to any Specified Matter, Parent may give, withhold, condition or delay any consent in its sole discretion), the Company shall not, nor shall the Company permit any Company Subsidiary to:

(i) amend the Company Organizational Documents or the equivalent organizational documents (including any partnership, limited liability company or similar agreements) of any Company Subsidiary;

(ii) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock or other equity interests;

(iii) subdivide, reclassify, recapitalize, split, combine or exchange or enter into any similar transaction with respect to any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or other equity interests, except for any split, combination or reclassification of capital stock of a wholly owned Company Subsidiary, or any issuance or authorization or proposal to issue or authorize any securities of a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(iv) repurchase, redeem or otherwise acquire any shares of its capital stock or other equity interests or any Company Securities, other than in connection with (A) the forfeiture or expiration of outstanding Company Options and Company Restricted Stock Awards, (B) the withholding of shares of Company Common Stock to pay the exercise price or satisfy Tax obligations with respect to the exercise of Company Options or vesting of Company Restricted Stock Awards pursuant to any obligations contained in the Company Stock Plans and (C) complying with the terms of the Warrants;

(v) issue, deliver or sell, or authorize, propose or reserve for issuance, delivery or sale, or otherwise encumber, any shares of its capital stock or any Company Securities, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Options or the settlement of Company Restricted Stock Awards, in each case, outstanding on the date hereof in accordance with their present terms or the terms of this Agreement, (B) pursuant to purchases under the ESPP or (C) as required by the terms of the Warrants;

(vi) incur, assume, guarantee, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), except (A) for any Indebtedness among the Company and wholly owned Company Subsidiaries or among wholly owned Company Subsidiaries, (B) to the extent necessary for ordinary course working capital purposes not to exceed $150,000 in the aggregate or (C) for any drawdown by the Company on that certain promissory note issued by Parent to the Company as of September 28, 2015, as amended or restated from time to time;

(vii) make any loans, advances or capital contributions to, or any investments in, any other Person (other than loans or advances between any wholly owned Company Subsidiaries or between the Company and any wholly owned Company Subsidiaries);

(viii) (A) sell, assign, lease, sublease, license, sell and leaseback, mortgage, pledge or otherwise encumber or dispose of any assets or properties that are material, individually or in the aggregate, to the Company or any Company Subsidiary, other than Permitted Liens or resulting from the sale of Company Product in the ordinary course of business or (B) enter into, modify, supplement or amend any lease or sublease of real property, except for: (x) modifications or amendments that would not reasonably be expected to be adverse to the Surviving Corporation or (y) Permitted Liens;

(ix) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing assets of, or by any other manner, any division, business or equity interest of any Person (including in a transaction involving a tender or exchange offer, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction) or (B) any material assets;

(x) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization of the Company or any Company Subsidiary (other than this Agreement);

(xi) implement or adopt any change in its accounting methods, principles or policies other than as may be required by applicable Law or GAAP and as concurred with by the Company’s independent auditors;

(xii) except to the minimum extent required in order to comply with applicable Law or except as required by any Company Benefit Plans (A) amend any of the terms or conditions of employment for any Company Participants, (B) adopt, enter into, terminate or amend any Company Benefit Plan (or any plans, agreements or arrangements that would constitute Company Benefit Plans if in effect on the date hereof) or Collective Bargaining Agreement, (C) increase in any manner (including by way of effecting employee promotions) the compensation or benefits (including the severance, retention or change in control pay) of, or pay any bonus to, any Company Participant, (D) grant any awards under any Company Benefit Plan (including the grant of stock options, stock appreciation rights, performance units, restricted stock, deferred stock awards, stock purchase rights or other stock-based or stock-related awards) or remove or modify existing restrictions in any Company Benefit Plan on any awards made thereunder (other than such removals that occur in accordance with the terms of the awards), (E) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, (F) make any material determination under any Company Benefit Plan that is inconsistent with the ordinary course of business or past practice, (G) hire, terminate, promote or demote any Company Participant (or who would be a Company Participant upon being hired), provided that nothing in this clause (G) shall be interpreted to limit the ability of the Company or any Company Subsidiary to terminate or demote any Company Participant for cause or any other action that may be considered materially harmful to the Company, any Company Subsidiary or the prospects of the Company or any Company Subsidiary, as determined in the reasonable discretion of the Company’s chief executive officer, provided that the Company gives Parent twenty-four (24) hours’ prior written notice of any such termination or demotion, or (H) loan any funds to any Company Participant;

(xiii) modify or amend in any material respect or terminate or cancel or waive, release or assign any material rights or claims with respect to, any Company Material Contract or enter into any agreement or Contract that would qualify as a Company Material Contract;

(xiv) enter into any Company Material Contract relating to the research, development, manufacture or commercialization of any Company Product or other medical product, including but not limited to licensing, research, development, manufacturing, supply, distribution, development, marketing or promotion agreements, or any Company Material Contract containing exclusivity provisions or material restrictive covenants (it being agreed that any non-compete, non-solicit, non-hire and similar restrictive covenant shall be deemed material for purposes of this clause (xiv));

(xv) pay, loan or advance (other than the payment of compensation, director’s fees or reimbursement of expenses in the ordinary course of business consistent with past practice, including pursuant to existing indemnification agreements with officers and directors) any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors (other than any such agreement contemplated by this Agreement or as part of the Transactions);

(xvi) form or commence the operations of any business or any corporation, partnership, joint venture, business association or other business organization or division thereof;

(xvii) enter into any new line of business or increase the scope of any line or business (other than continued development of pipeline products);

(xviii) (A) make any material Tax election or, change or revoke any Tax election or method of Tax accounting (except as required by Law), (B) file any Tax Returns relating to the Company or any Company Subsidiary that have been prepared in a manner that is inconsistent with the past practices of the Company or any Company Subsidiary, (C) file any material amended Tax Return, (D) settle or compromise any claim, investigation, audit, liability or controversy for or relating to Taxes, (E) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes, (F) enter into any closing agreement with respect to any Tax or (G) surrender any right to claim a material Tax refund;

(xix) (A) pay, discharge, settle or satisfy any claims, Litigation, Liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of Liabilities or obligations: (1) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) included in the Company SEC Reports or (2) incurred in the ordinary course of business consistent with past practice or (B) cancel any material Indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

(xx) make or agree to make any new capital expenditure or other expenditures, except as consistent with the ordinary conduct of its business and consistent with prior practice in an amount not to exceed $150,000 in the aggregate, including, for the avoidance of doubt, with respect to research, development, manufacturing or commercialization activities, except pursuant to a plan set forth in Section 6.1(b)(xx) of the Company Disclosure Letter;

(xxi) except as consistent with the ordinary conduct of its business and consistent with prior practice, (A) grant or acquire, agree to grant to or acquire from any Person, or dispose of, abandon or permit to lapse any rights to any Material Intellectual Property or disclose or agree to disclose to any Person, other than representatives of the Parent, any trade secrets, (B) compromise, settle or agree to settle any IP Claims or institute any IP Claims concerning any Material Intellectual Property, or (C) fail to take any action necessary or material action advisable to protect or maintain the Material Intellectual Property, provided that nothing in this clause (C) shall be interpreted as requiring the Company or any Company Subsidiary to commence any IP Claims; or

(xxii) authorize, or commit or agree to take, any of the foregoing actions.

For the avoidance of doubt, with respect to each matter set forth in Section 6.1(b)(viii), (xiii) or (xiv) of the Company Disclosure Letter, the Company shall be entitled to negotiate such matter without the consent of Parent, but shall require Parent’s consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) for entering into any Contract relating thereto.

(c) Prior to the Closing Date, the Company shall, at the Company’s expense, file the necessary corrective change of ownership and records with all patent, trademark, and copyright offices and domain name registrars and other similar authorities in any jurisdiction throughout the world where Intellectual Property owned by the Company or any Company Subsidiary is recorded in the name of one or more legal predecessors of the Company or any Company Subsidiary or any Person other than the Company or any Company Subsidiary.

Section 6.2 Access to Information; Confidentiality.

Subject to the confidentiality agreement between the Parent and the Company, dated May 9, 2016 (the “Confidentiality Agreement”) and applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access at all reasonable times on reasonable notice during the period between the date hereof and the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1 to all their properties, books, contracts, commitments, personnel and records (provided, that such access shall not unreasonably interfere with the business or operations of the Company) and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties, Litigation matters, personnel and environmental compliance and property condition as Parent may reasonably request, including bi-weekly headcount reports and bi-weekly cash reports of the Company and the Company Subsidiaries; provided, that nothing in this Section 6.2 shall require the Company to provide any access, or to disclose any information, if permitting such access or disclosing such information would (i) violate applicable Law, (ii) violate any of its obligations with respect to confidentiality (provided, that the Company shall, upon the request of Parent, use its commercially reasonable efforts to obtain the required consent of any third party to such access or disclosure) or (iii) result in the loss of attorney-client privilege (provided, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). No review pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement. All information provided pursuant to this Section 6.2 shall be subject to the terms of the Confidentiality Agreement.

Section 6.3 Notification of Certain Matters. Parent shall give prompt notice to the Company and the Company shall give prompt notice to Parent, as the case may be, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause (a)(i) any representation or warranty of such party contained in this Agreement that is qualified as to “materiality,” or “Company Material Adverse Effect” to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date hereof until the Offer Closing or (b) any material failure of Parent or Merger Sub or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. In addition, (A) the Company shall give prompt notice to Parent of any change or event having, or which would be reasonably likely to have, a Company Material Adverse Effect, (B) Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as the case may be, of any change or event which would be reasonably likely to result in the failure of any of the conditions set forth in Exhibit A to be satisfied and (C) each of Parent and the Company shall give prompt notice to the other after receiving or becoming aware of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions. Notwithstanding the above, the delivery of any notice pursuant to this Section 6.3 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement, (ii) limit or otherwise affect the representations, warranties, covenants or agreements of the parties, or (iii) limit the remedies available hereunder to the party receiving such notice.

Section 6.4 Reasonable Best Efforts.

(a) Subject to Section 6.4(b), each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including (i) the obtaining of all other necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals from Governmental Entities and the making of all other necessary registrations and filings (including filings with Governmental Entities, if any), (ii) the obtaining of all consents, approvals or waivers from third parties necessary to consummate the Transactions, (iii) the preparation of any documents that may be required to be filed with the SEC, (iv) the execution and delivery of any additional instruments reasonably necessary to consummate any of the Transactions, and to fully carry out the purposes of, this Agreement, and (v) the providing of all such information concerning such party, its Subsidiaries and its Affiliates as well as the officers, directors, employees and partners of its Subsidiaries and Affiliates, in each case, as may be reasonably requested in connection with any of the matters set forth in this Section 6.4(a).

(b) Notwithstanding anything to the contrary in this Section 6.4 or any other provision of this Agreement, Parent or its Affiliates shall not be required, and the Company and its Affiliates shall not agree with a Governmental Entity without prior consent of Parent, to divest any of its businesses, product lines or assets, hold separate or take or agree to take any other action or agree to any limitation or restriction in order to resolve any objections asserted under any federal, state or foreign statute, rule, regulation, order, decree, administrative and judicial doctrine or other Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade, lessening of competition or foreign investment (including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and the Federal Trade Commission Act, as amended) by any Governmental Entity with respect to any of the Transactions if such action (i) would, or would reasonably be expected to, materially and adversely affect the Company and the Company Subsidiaries, taken as a whole, (ii) would, or would reasonably be expected to, materially impair the benefits sought to be derived by Parent from the Transactions (taking into account, among other things, effects on the assets, business and operations and relationships of both Parent and its Subsidiaries and of the Company and the Company Subsidiaries) or (iii) causes Parent to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of any material operations, divisions, businesses, product lines, customers or assets of Parent or its Subsidiaries, or any other actions that may materially limit Parent’s freedom of action with respect to, or its ability to retain, any of its Subsidiaries, material operations, divisions, businesses, product lines, customers or assets or agree to any other material limitation or restriction (with materiality in each case under this clause (iii) being measured based on the size of the Company and the Company Subsidiaries, taken as a whole).

Section 6.5 No Solicitation; Company Recommendation.

(a) The Company shall, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Company Takeover Proposal, and shall promptly thereafter request the return from, or destruction by, all such Persons of all copies of confidential information previously furnished to such Persons by the Company, the Company Subsidiaries or the Company’s and the Company Subsidiaries’ respective Representatives, in connection with exploring any Company Takeover Proposal prior to the date hereof and shall terminate access to any data room (electronic or otherwise) by any Person (other than Parent and its Representatives); provided that, notwithstanding the foregoing, the Company shall not be required to terminate access to such portions of any data room (electronic or otherwise) by any Person identified in Section 6.1(b)(xiv) of the Company Disclosure Letter that are reasonably necessary or useful to be reviewed by such Person in connection with any of the matters identified in Section 6.1(b)(xiv) of the Company Disclosure Letter. The Company shall not, and shall cause the Company Subsidiaries and the Company’s and the Company Subsidiaries’ respective Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing or providing access to non-public information with the intent of encouraging the making, submission or announcement of any Company Takeover Proposal), any inquiries or proposals that constitute, or which would reasonably be expected to lead to, a Company Takeover Proposal, (ii) participate in any discussions (other than to refer to this Agreement) or negotiations with any third party regarding any Company Takeover Proposal, (iii) approve any transaction under, or any Person (other than Parent or Merger Sub) becoming an “interested stockholder” under, Section 203 of the DGCL (except in connection with the Transactions) or (iv) enter into any merger or other agreement, agreement in principle, letter of intent, term sheet, joint venture agreement, partnership agreement or other similar instrument constituting or related to any Company Takeover Proposal; provided, however, that if after the date hereof but prior to the Offer Closing Date the Company Board receives an unsolicited, bona fide written Company Takeover Proposal made after the date hereof that did not result from or arise in connection with a breach of this Section 6.5(a), and the Company Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Company Takeover Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may, if the Company Board determines (after consultation with outside counsel) that failure to take such actions would constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, and subject to compliance with this Section 6.5(a) and Section 6.5(b), at any time prior to the Offer Closing Date (but in no event after the Offer Closing Date) and after providing Parent not less than two (2) Business Days prior written notice of such determination by the Company Board (A) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Company Takeover Proposal, but only after such Person enters into a customary confidentiality agreement and standstill agreement; provided, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company provides Parent any non-public information with respect to the Company furnished to such other Person which was not previously furnished to Parent prior to the time it is provided to such other Person, and (B) participate in discussions and negotiations with such Person regarding such Company Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions, or of any restrictions set forth in any other clause of this Section 6.5, by any Company Subsidiaries or the Company’s or the Company Subsidiaries’ respective Representatives shall be deemed to be a breach of this Section 6.5 by the Company.

(b) In addition to the other obligations of the Company set forth in this Section 6.5, the Company shall promptly advise Parent, orally and in writing (and in any case within twenty-four (24) hours of knowledge of receipt) of the receipt by the Company of any Company Takeover Proposal, or any inquiry that would reasonably be expected to lead to any Company Takeover Proposal, or any request for information relating to the Company or any Company Subsidiaries or for access to the business, properties, assets, books or records of the Company or any Company Subsidiary by any third party with respect to a Company Takeover Proposal. The Company shall, in any such notice to Parent, indicate the identity of the Person making such Company Takeover Proposal, indication or request, and the terms and conditions of such Company Takeover Proposal, indication or request (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Company Takeover Proposal, indication or request), and thereafter shall promptly keep Parent reasonably informed, in a prompt manner, of all material developments affecting the status and terms of any such Company Takeover Proposal, indication or request or any changes to the terms thereof (and the Company shall provide Parent promptly after receipt or delivery thereof with copies of any additional written materials received that relate to such Company Takeover Proposal, indication or request or any changes to the terms thereof) and of the status of any such discussions or negotiations. In addition, during the period from the date hereof through the Effective Time, the Company shall enforce, and not terminate, amend, modify or waive (except for waiver of any standstill provisions to allow such counterparty to make a proposal to the Company Board) any provision of any confidentiality or standstill agreement to which the Company or any Company Subsidiary is a party.

(c) Except as expressly permitted by this Section 6.5, neither the Company Board nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the Company Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Company Takeover Proposal, (C) take any action or make any public statement that is inconsistent with the Company Recommendation (other than any action taken or statement made following expiration of the Notice Period in connection with a Superior Proposal as to which the Company has complied with Section 6.5(e) and made each determination referred to in clauses (i)(A) and (i)(B)(2) of Section 6.5(d)), (D) take any formal action or make any recommendation or public statement in connection with a tender offer or any exchange offer from any third party, other than (1) a recommendation against such offer, (2) a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act or (3) a customary “stop, look and listen” communication of the type contemplated by Rule 14d-9(f) under the Exchange Act, or (E) fail to include the Company Recommendation in the Schedule 14D-9 (any action described in this clause (i) a “Company Adverse Recommendation Change”) or (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any Company Subsidiary to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement constituting or related to, or that is intended to or reasonably expected to lead to, any Company Takeover Proposal (other than a confidentiality agreement in accordance with Section 6.5(a)) (each, a “Company Acquisition Agreement”).

(d) Notwithstanding anything to the contrary contained herein, but subject to Section 6.5(e), prior to, but not after, the Offer Closing Date, the Company Board may (i) make a Company Adverse Recommendation Change, if both (A) the Company Board determines in its good faith judgment (after consultation with outside counsel) that failure to take such actions would constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law and (B) the Company Board (1) receives after the date hereof but before the Offer Closing Date an unsolicited, bona fide written Company Takeover Proposal that did not result from or arise in connection with a breach of this Section 6.5 and (2) determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Company Takeover Proposal constitutes a Superior Proposal and authorizes the Company to enter into a Company Acquisition Agreement with respect to such Superior Proposal and (ii) following or concurrently with making a Company Adverse Recommendation Change in accordance with clause (i) of this Section 6.5(d) and Section 6.5(e), authorize the Company to terminate this Agreement if, concurrently with entering into such Company Acquisition Agreement, the Company terminates this Agreement pursuant to Section 8.1(d)(ii) and pays the Termination Fee required pursuant to Section 8.3.

(e) The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 6.5(d) unless (i) the Company promptly provides written notice to Parent at least three (3) Business Days before taking such action (the “Notice Period”) advising Parent that the Company Board is considering making a Company Adverse Recommendation Change, which notice shall specify the material terms of the applicable Company Takeover Proposal, identify the Person making such Superior Proposal and include copies of any written materials relating to such Company Takeover Proposal (the “Company Notice of Adverse Recommendation”) and (ii) during the Notice Period, the Company and its Representatives shall have, if requested by Parent, negotiated in good faith with Parent and Parent’s Representatives to make such adjustments in the terms of this Agreement as would enable Parent to proceed with the Transactions on such adjusted terms and, at the end of such Notice Period, after taking into account any such adjusted terms as may have been proposed by Parent since its receipt of such written notice, the Company Board shall have again in good faith made each determination referred to in clauses (i)(A) and (i)(B)(2) of Section 6.5(d). To the extent the Notice Period described in the preceding sentence would expire after the Offer Closing Date, the Offer Closing Date shall be automatically extended such that it will occur on the first Business Day after the expiration of the Notice Period. In the event of any material change (including, for the avoidance of doubt, any change in price) to the terms of a Superior Proposal, the Company shall, in each case, make each determination referred to in clauses (i)(A) and (i)(B)(2) of Section 6.5(d), deliver a new Company Notice of Adverse Recommendation and commence a new Notice Period except that the duration of the Notice Period shall be reduced to 48 hours (rather than three (3) Business Days).

(f) For purposes of this Agreement:

“Company Takeover Proposal” means any inquiry, proposal or offer (whether in writing or otherwise) from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company or any of the Company Subsidiaries (including securities of the Company Subsidiaries) equal to more than 15% of the Company’s consolidated assets or to which more than 15% of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions or by merger, consolidation or otherwise) of more than 15% of any class of equity securities of the Company or any Company Subsidiaries or (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning more than 15% of any class of equity securities of the Company or any Company Subsidiaries or of any resulting parent company of the Company, other than the Transactions.

“Superior Proposal” means a bona fide written Company Takeover Proposal (substituting references to “15%” therein with “50%”) that did not arise from a breach of this Section 6.5, is obtained after the date hereof but prior to the Offer Closing Date, with no financing contingency and that the Company Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be (a) more favorable to the stockholders of the Company from a financial point of view than the Offer and the Merger, taking into account all relevant factors (including all the terms and conditions of such proposal and the Offer, the Merger and this Agreement (including any changes to the terms of the Offer, the Merger and this Agreement proposed by Parent in accordance with Section 6.5(e))) and (b) reasonably capable of being completed in accordance with its terms, taking into account all financial, regulatory, legal and other aspects and terms of such proposal and the third party.

(g) For purposes of this Section 6.5, the term “Representatives” shall mean directors, officers, consultants, legal counsel, financial advisors, authorized agents, employees at or above the level of vice-president or director and accountants.

(h) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act or making any disclosure to its stockholders required pursuant to the rules and regulations of the SEC if the Company Board determines (after consultation with outside legal counsel) that failure to take such actions would constitute a breach of the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law. Nothing in this Agreement shall prohibit the accurate disclosure of factual information (and such disclosure shall not be deemed to be a Company Adverse Recommendation Change) regarding (x) the business, financial condition or results of operations of the Company or (y) the fact that a Company Takeover Proposal has been made, the identity of the party making such proposal or the material terms of such proposal to the extent, in the case of each of clauses (x) and (y), (1) the Company in good faith determines (after consultation with outside legal counsel) that such information, facts, identity and/or terms is required to be disclosed under applicable Law and (2) any such disclosure includes the Company Recommendation without disclosing or effecting a Company Adverse Recommendation Change.

Section 6.6 Stockholder Litigation. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any stockholder Litigation against the Company and its directors relating to the any of the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent.

Section 6.7 Indemnification; Director and Officer Insurance. For not less than six (6) years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, (a) indemnify and hold harmless all past and present directors, officers and employees of the Company to the same extent such Persons are indemnified as of the date hereof by the Company pursuant to the Company Certificate of Incorporation and Company Bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers or employees of the Company for acts or omissions occurring at or prior to the Effective Time and (b) advance expenses as incurred to the extent provided for under the Company Certificate of Incorporation and Company Bylaws and such indemnification agreements; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such Persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of any of the Transactions. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not less than six (6) years from and after the Effective Time, the Company’s current and former directors and officers an insurance policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof; provided, further, that the Company has the right to incept such tail coverage prior to the Effective Time for a premium not to exceed 200% of the last annual premium paid prior to the date hereof. If the Surviving Corporation or Parent, or any of their successors or assigns, shall (i) be liquidated and dissolved, (ii) consolidate with or merge into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (iii) sell or otherwise transfer all or a majority of its assets to any other Person, proper provisions shall be made so that the continuing or surviving entity or Parent, as applicable, and its successors and assigns shall assume the obligations set forth in this Section 6.7. The provisions of this Section 6.7 shall survive the Effective Time, shall thereafter not be terminated or amended in any manner so as to adversely affect (in any material respect) any indemnified party described in this Section 6.7, are intended to be for the benefit of, and shall be enforceable by, each indemnified party described in this Section 6.7 and his or her heirs and Representatives and are in addition to, and not in substitute for, any other rights that any such person may have by Contract or otherwise.

Section 6.8 Public Announcements. The parties agree that the initial press release(s) to be issued with respect to the Transactions shall be in the form(s) agreed to by the parties. Except with respect to any Company Takeover Proposal or any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before making, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including broad-based employee communications) with respect to this Agreement and the Transactions, and shall not issue any such press release or make any such public statement prior to such reasonably practicable consultation, except as may be required by applicable Law, NASDAQ, the New York Stock Exchange or court process, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.9 Employees.

(a) For a period of 1 year following the Offer Closing, Parent shall or shall cause the Surviving Corporation to provide the employees of the Company and the Company Subsidiaries who are employed immediately prior to the Effective Time (the “Covered Employees”) who remain employed during such period by Parent or the Surviving Corporation with, in the aggregate, a base salary or base wage and annual cash bonus opportunities that are no less than that provided by the Company and the Company Subsidiaries; provided, however neither Parent nor Surviving Corporation shall be required to provide any equity based compensation or any other type of compensation or benefit. Parent shall have no obligation and the Company shall take no action that would have the effect of requiring Parent or the Surviving Corporation to continue any specific plans or to continue the employment of any specific Person.

(b) For purposes of determining eligibility to participate in, and non-forfeitable rights under any employee benefit plan or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (including for purposes of vacation eligibility), but not for purposes of benefit accrual under any defined benefit pension plan of Parent or any of its Subsidiaries, Covered Employees shall receive service credit for service with the Company (and with any predecessor or acquired entities or any other entities for which the Company granted service credit) as if such service had been completed with Parent; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service. As of the Effective Time, Parent or Surviving Corporation or any of their relevant Subsidiaries shall credit to Covered Employees who remain employed after the Effective Time the amount of vacation time or paid time off that such employees had accrued under any applicable Company Benefit Plan as of immediately prior to the Effective Time.

(c) To the extent applicable, Parent shall or shall cause the Surviving Corporation and any of their respective Subsidiaries to waive, or use reasonable best efforts to cause its insurance carriers to waive, any pre-existing condition limitation on participation and coverage applicable to any Covered Employee or any of his or her covered dependents under any health or welfare plan of Parent or the Surviving Corporation or any of their respective Subsidiaries (a “New Plan”) in which such Covered Employee or covered dependent shall become eligible to participate after the Effective Time to the extent such Covered Employee or covered dependent was no longer subject to such pre-existing condition limitation under the corresponding Company Benefit Plan in which such Covered Employee or such covered dependent was participating immediately before he or she became eligible to participate in the New Plan. Parent shall or shall cause the Surviving Corporation or the relevant Subsidiary of either to provide each Covered Employee with credit for any co-payments and deductibles paid prior to the Effective Time and during the calendar year in which the Effective Time occurs under any Company Benefit Plan in satisfying any applicable co-payment and deductible requirements for such calendar year under any New Plan in which such Covered Employee participates after the Effective Time.

(d) If requested by Parent prior to the Closing Date, the Company shall terminate, or cause to the have terminated, the Company’s 401(k) as of the date immediately preceding the Closing Date. All resolutions and other documents issued, adopted or executed in connection with such termination shall be subject to Parent’s reasonable prior review and comment. Parent shall take all steps necessary to permit each such Covered Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the Company’s 401(k) and profit sharing plan to roll such eligible rollover distribution, including, for a reasonable period of time following the Effective Time, any associated loans into an account under a 401(k) plan maintained by Parent or its Subsidiaries.

(e) In the event Parent or the Surviving Corporation terminates any employee plan that is a Section 125 plan or Section 129 Plan, Surviving Corporation shall transfer and Parent shall accept the account elections and accounts of the Covered Employees.

(f) Parent shall be solely responsible for all termination and severance benefits, costs, charges and liabilities of any nature incurred with respect to the termination of any Covered Employees after the Effective Time, including any claims arising out of or relating to any mass layoff or similar event under applicable Law occurring on or after the Effective Time.

(g) No provision of this Section 6.9 shall (i) confer any rights or remedies of any kind or description upon any Covered Employee or any other Person other than the Company and Parent and their respective successors and assigns, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Company Benefit Plan or benefit plan or agreement of Parent (including any New Plan) or (iii) limit the ability of the Parent, the Company, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Covered Employee at any time.

(h) Rule 14d-10 Matters. Notwithstanding anything in this Agreement to the contrary, the Company will not, on or after the date hereof and prior to the Offer Closing, enter into, establish, amend or modify any plan, program, agreement or arrangement pursuant to which compensation is paid or payable, or pursuant to which benefits are provided, in each case to any former, current or future director, officer, employee, consultant, advisor or independent contractor of the Company or any Company Subsidiary (or any Person who would have assumed such role or performed such duties but for a requirement to refrain from assuming such role or performing such duties in such plan, program, agreement or arrangement) unless, prior to such entry into, establishment, amendment or modification, the compensation committee of the Company Board (each member of which shall be an “independent director” in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act at the time of any such action) shall have taken all such steps as may be necessary to (i) approve as an employment compensation, severance or other employee benefit arrangement each such plan, program, agreement or arrangement and (ii) satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to such plan, program, agreement or arrangement. The Company shall, prior to the Offer Closing, take such actions necessary and appropriate to ratify, confirm and approve, in accordance with and for the purpose of Rule 14d-10 under the Exchange Act, compensation paid or payable to Covered Employees under any Company Benefit Plan or otherwise in connection with the Transactions.

Section 6.10 Rule 16b-3. Prior to the Offer Closing, the Company shall use commercially reasonable efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Takeover Statutes. The Company and the Company Board shall take all actions necessary so that the restrictions of the Takeover Statutes shall remain inapplicable to any and all of the Transactions. If any Takeover Statute becomes applicable to any of the Transactions, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that any such Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such Transactions.

Section 6.12 Second Forbearance Agreement. Subject to Section 6.4(b), the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the Second Forbearance Agreement.

Section 6.13 Deregistration; Stock Exchange Delisting. After the Offer Closing, the Company shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and the rules and policies of NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.14 Merger. Following the Offer Closing, each of Parent, Merger Sub and the Company shall take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Offer Closing, without a meeting of the stockholders of the Company, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of this Agreement. In furtherance, and without limiting the generality, of the foregoing, neither Parent nor Merger Sub shall, and shall not permit and shall cause their respective Affiliates or Representatives not to, take any action that could render Section 251(h) of the DGCL inapplicable to the Merger.

Section 6.15 Nonregistrable CVRs. Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement attached hereto as Exhibit B, as necessary to ensure that the CVRs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligation of Each Party. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) of the following conditions:

(a) No Law shall have been enacted or promulgated after the date hereof which prohibits the consummation of the Merger and there shall be no Order issued by a Governmental Entity of competent jurisdiction in effect prohibiting consummation of the Merger;

(b) No action or proceeding by any Governmental Entity of competent jurisdiction shall have been commenced and be continuing that seeks to make illegal, enjoin or prevent in any respect the transactions contemplated by this Agreement; and

(c) Merger Sub shall have accepted for payment all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Parent or the Company (by written notice to the other specifying the applicable provision or provisions hereof pursuant to which such termination is effected):

(i) if the Offer Closing shall not have occurred by September 30, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Offer Closing to have occurred on or by such date;

(ii) if any Law or Order having any of the effects set forth in Section 7.1(a) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party if the Order was primarily due to the failure of such party to perform any of its obligations under this Agreement.

(c) by Parent (by written notice to the Company specifying the applicable provision or provisions hereof pursuant to which such termination is effected):

(i) at any time prior to the Offer Closing, upon a Company Adverse Recommendation Change (whether or not in compliance with Section 6.5);

(ii) if, prior to the Offer Closing, the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has resulted in or would reasonably be expected to result in to the failure of a condition set forth in clauses (iv) or (v) of Exhibit A to be satisfied and (B) is not curable or has not been cured before the earlier of the Outside Date or twenty (20) Business Days following the date the Company receives written notice of such breach or failure to perform;

(iii) if, at any time other than during a Notice Period, the Company Board fails to reaffirm publicly the Company Recommendation within five (5) Business Days of Parent’s written request for such reaffirmation (or if the Outside Date is less than five (5) Business Days from the receipt of such request from Parent, by the close of business on the penultimate Business Day preceding the Outside Date);

(iv) if, prior to the Offer Closing, the Company shall have materially breached any of the provisions of Section 6.5; or

(v) if, at or prior to the Expiration Time, Parent is not required to extend the Offer pursuant to this Agreement and any of the conditions set forth in Exhibit A shall not have been satisfied.

(d) by the Company (by written notice to Parent specifying the applicable provision or provisions hereof pursuant to which such termination is effected):

(i) if, prior to the Offer Closing, Parent or Merger Sub shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has prevented or materially delayed, or would reasonably be expected to prevent or materially delay, the consummation by Parent or Merger Sub of the Transactions and (B) is not curable or has not been cured before the earlier of the Outside Date or twenty (20) Business Days following the date Parent receives written notice of such breach or failure to perform;

(ii) at any time prior to the Offer Closing, to accept and enter into a definitive written agreement with respect to a Superior Proposal (it being understood that the Company shall enter into such definitive agreement simultaneously with such termination of this Agreement); provided that no termination of this Agreement pursuant to this subsection (d)(ii) shall be effective unless the Company shall have complied with the provisions of Section 6.5 (other than an inadvertent and immaterial failure to comply with clauses (i) through (iv) of Section 6.5(a) where the failure to comply did not directly or indirectly result in or arise in connection with a Company Takeover Proposal that the Board determined constitutes or would reasonably be expected to lead to a Superior Proposal) and the Company shall have paid the Termination Fee and otherwise complied with its obligations under Section 8.3(b); or

(iii) if Merger Sub fails to consummate the Offer in accordance with the terms of the Offer and this Agreement; provided, however, that the reason for Merger Sub’s failure to consummate the Offer is not proximately caused by the Company’s breach of this Agreement.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement by either Parent or the Company pursuant to Section 8.1, this Agreement shall forthwith be terminated and have no further effect, the obligations of the parties hereunder shall terminate, and there shall be no liability on the part of any party hereto with respect thereto, except that (i) the last sentence of Section 6.2, the second sentence of Section 6.8, this Section 8.2, Section 8.3 and Article IX shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability or damages for fraud, any willful breach or any willful misrepresentation. For the avoidance of doubt, nothing in this Agreement (including this Section 8.2 and Section 8.3) shall relieve the Company from its obligations under the Promissory Note issued by the Company to Parent on September 28, 2015, as amended and restated from time to time, which the Company shall promptly repay and discharge in full in accordance with its terms upon termination of this Agreement by either party for any reason.

Section 8.3 Fees and Expenses

(a) Except as provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not any of the Transactions are consummated.

(b) In the event that:

(A)	(1) prior to the Offer Closing, a Company Takeover Proposal shall have been made to the Company and such Company Takeover Proposal becomes publicly known prior to the Offer Closing or shall have been made directly to the stockholders of the Company generally prior to the Offer Closing or any Person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (2) thereafter this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(v) and (3) within twelve (12) months after such termination, the Company enters into a definitive agreement to consummate a Company Takeover Proposal or consummates a Company Takeover Proposal (regardless of whether such Company Takeover Proposal is the same Company Takeover Proposal referred to in clause (1)); provided, that for purposes of this Section 8.3(b)(A), the term “Company Takeover Proposal” shall have the meaning assigned to such term in Section 6.5(f), except that the references to “15%” shall be deemed to be references to “50%”;

(B)	this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) or Section 8.1(c)(iii) or Section 8.1(c)(iv); or

(C)	this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then the Company shall pay Parent a fee equal to $1,000,000 (one million dollars) (the “Termination Fee”) by wire transfer of same-day funds (x) upon the earlier of the entry into a definitive agreement with respect to a Company Takeover Proposal or the consummation of a Company Takeover Proposal in the case of a termination in connection with a termination described in clause (A), (y) within five (5) Business Days after termination in the case of a termination described in clause (B), or (z) on the date of termination of this Agreement in the case of a termination described in clause (C); provided, that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(ii) Notwithstanding anything to the contrary in this Agreement, absent fraud or willful breach, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to Parent and Merger Sub against the Company and its Affiliates with respect to this Agreement in the event the Termination Fee becomes due and payable under the terms of this Agreement, and, upon payment of the Termination Fee, neither the Company, nor any Company Subsidiary, shall have any further liability to Parent and Merger Sub relating to or arising out of this Agreement or the Transactions.

(iii) The Company acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the Transactions, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount(s) due pursuant to this Section 8.3(b), and, to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount(s) due pursuant to this Section 8.3(b), the Company shall pay to Parent its out-of-pocket costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on such amount(s) at the U.S. prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement which by its terms contemplates performance after the Effective Time.

Section 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (receipt confirmed), facsimile (with automated confirmation of receipt) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company to:

Alexza Pharmaceuticals, Inc.

2091 Stierlin Court

Mountain View, CA 94043

Fax No: (650) 944-7999

Attention: Thomas B. King, President and Chief Executive Officer

E-mail address: tking@alexza.com

with a copy to:

Cooley LLP

380 Interlocken Crescent

Suite 900

Broomfield, CO 80021

Attention: Brent D. Fassett

E-mail address: bfassett@cooley.com

(b) if to Parent or Merger Sub, to it at:

Grupo Ferrer Internacional, S.A.

Diagonal 549, 5th Floor

E-08029 Barcelona

Fax No: +34 933308057

Attention: Meritxell Casas, Legal Deputy Director

E-mail address: mcasas@ferrer.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York 10036

Fax No: 212-735-2000

Attention: Paul T. Schnell

                 Neil P. Stronski

E-mail address: paul.schnell@skadden.com

                           neil.stronski@skadden.com

Section 9.3 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars.

Section 9.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement together with the CVR Agreement, the Confidentiality Agreement, the exhibits hereto or thereto, the Company Disclosure Letter and the other documents and certificates delivered pursuant hereto, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for each indemnified party described in Section 6.7 with respect to the provisions of Section 6.7, is not intended to confer, nor shall it confer, upon any Person other than the parties hereto any rights or remedies or benefits of any nature whatsoever.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, provided, that no such assignment shall relieve Merger Sub of any of its obligations hereunder; provided, further, that no such assignment shall be permitted if it would materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated hereby. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.6 Amendments. Subject to compliance with applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time; provided, that after the Offer Closing, there shall be no amendment that would decrease the Merger Consideration or that would cause the Merger not to be consummated as soon as practicable following the Offer Closing. No amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 9.7 Waiver; Remedies Cumulative. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party hereto or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 9.9 Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9.2 and (d) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a federal court located in the State of Delaware or a Delaware state court, and irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in a federal court located in the State of Delaware or a Delaware state court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 9.10 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.11 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 9.12 Further Assurances. Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

Section 9.13 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.14 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.15 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.16 Certain Definitions.

(a) “2009 Warrant” means each Warrant originally issued by the Company as of October 5, 2009.

(b) “2012 Warrant” means each Warrant originally issued by the Company as of February 23, 2012.

(c) “2014 Warrant” means each Warrant originally issued by the Company as of March 18, 2014.

(d) “Associate” and “Affiliate” shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

(e) “Atlas LLC Agreement” means the limited liability company agreement of Atlas, dated as of March 18, 2014, by and between the Company, as manager and as class A member, and Leonard Padula, as class B member.

(f) “Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the State of New York or in the city of Barcelona, Spain, are authorized or required by Law to remain closed.

(g) “Commonly Controlled Entity” means any Person that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or any other applicable Law.

(h) “Company Benefit Plans” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA, (ii) employment, consulting, collective bargaining, severance, change in control, transaction bonus, retention or other similar policy, arrangement, agreement or plan or (iii) other plan, policy, agreement or arrangement providing for compensation, bonuses, stock purchase, vacation, medical, life insurance, scholarship, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement or pension benefits, in each case that is sponsored, maintained, administered, contributed to or entered into by the Company, any Company Subsidiary or any Commonly Controlled Entity, with respect to which Company, any Company Subsidiary or any Commonly Controlled Entity have any liability or which any current or former Company Participant or any of his dependents participate (all such plans, arrangements, agreements and understandings, including any such plan, arrangement, agreement or understanding entered into or adopted on or after the date hereof) Company, any Company Subsidiary or any Commonly Controlled Entity.

(i) “Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, circumstance or development that, individually or in the aggregate with all other changes, effects, events, occurrences, state of facts, circumstances or developments, (i) results in any change or effect that is materially adverse to the business, properties, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) prevents or materially impedes, hinders or delays the consummation by the Company of the Transactions; provided, however, that none of the following shall constitute or be taken into account in determining the existence of a Company Material Adverse Effect: (A) any change relating to the United States or global economy or securities markets in the United States in general, (B) any change to conditions affecting the industry or industries in which the Company and the Company Subsidiaries participate in general, (C) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date hereof (provided, that the underlying causes of such failure may be considered in determining whether a Company Material Adverse Effect has occurred), (D) the effect of any change after the date hereof in any applicable Law or GAAP or the interpretation or enforcement thereof, (E) any natural disasters or changes in global or national economic or political conditions or acts of war (whether or not declared), armed hostilities, sabotage, military actions or the escalation thereof (whether underway on the date hereof or hereafter commenced), and terrorism, (F) a change, in and of itself, in the market price or trading volume of the Company Common Stock (provided, that the underlying causes of such decline or change may be considered in determining whether a Company Material Adverse Effect has occurred except to the extent such decline or change is the result of any delisting of the Company Common Stock by NASDAQ), (G) the announcement of this Agreement or the pendency of the Transactions, (H) any effects directly resulting from or arising out of any actions taken by the Company or any of the Company Subsidiaries as expressly required by this Agreement or at the direction of Parent or Merger Sub or (I) to the extent it does not prevent or materially impede, hinder or delay the consummation of the Transactions, any delisting of the Company Common Stock by NASDAQ in and of itself (provided that the underlying causes of such delisting may be considered in determining whether a Company Material Adverse Effect has occurred); except, in the cases of clauses (A), (B), (D) and (E), if such change, effect, event, occurrence, state of facts, circumstance or development disproportionately affects the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industry or industries in which the Company and the Company Subsidiaries participate.

(j) “Company Stock Plans” collectively, (i) Company’s 2015 Non-Employee Directors Stock Award Plan, (ii) Company’s 2015 Equity Incentive Plan, (iii) Company’s 2005 Equity Incentive Plan, (iv) Company’s 2005 Non-Employee Directors’ Stock Option Plan, and (v) any other plan, program, or arrangement (or provision thereof) for the issuance or grant of any interest in respect of shares of Company Common Stock, in each case, other than ESPP.

(k) “Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

(l) “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, Release of, or exposure to any Hazardous Substances or (ii) circumstances forming the basis of any violation, or alleged violation, of, or liability with respect to, any Environmental Law.

(m) “Environmental Law” means all federal, state, local, foreign and common laws, statutes, codes, regulations, ordinances, and other enforceable requirements of Governmental Entities relating to (i) pollution or protection of human health and safety (including workplace health and safety), (ii) the protection, restoration or cleanup of or prevention of harm to the environment (including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources), (iii) the exposure to, or Releases or threatened Releases of, Hazardous Substances, (iv) the manufacture, processing, distribution, use, treatment, generation, storage, containment, disposal, transport or handling of Hazardous Substances, or (v) recordkeeping, notification, disclosure and reporting requirements regarding Hazardous Substances.

(n) “Environmental Permits” means permits, licenses, approvals, exemptions, registrations, certificates, identification numbers or other authorizations issued pursuant to Environmental Law.

(o) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p) “Hazardous Substances” means any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Environmental Law, or (ii) could reasonably be expected to form the basis of any liability under any Environmental Law.

(q) “Indebtedness” means, with respect to any Person, without duplication, as of the date of determination, (A) all obligations of such Person for borrowed money, including accrued and unpaid interest, and any prepayment fees or penalties, (B) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such Person issued or assumed as the deferred purchase price of property (including any potential future earn-out, purchase price adjustment, release of “holdback” or similar payment, but excluding obligations of such Person for inventory and other obligations incurred in the ordinary course of business consistent with past practice), (D) all Indebtedness of others secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (E) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions or similar arrangement (valued at the termination value thereof), (F) all letters of credit or performance bonds issued for the account of such Person, and (G) all guarantees and keep well arrangements of such Person of any Indebtedness of any other Person other than a wholly owned Subsidiary of such Person.

(r) “Indenture” means the Indenture, dated as of March 18, 2014, between Atlas, as the issuer, and U.S. Bank National Association, a national banking association, as the trustee.

(s) “Intellectual Property” means all intellectual property rights and industrial property rights and rights in confidential information of any type or nature throughout the world, including all United States and foreign (i) trademarks, service marks, names, corporate names, trade names, brand names, certification marks, designs, logos, slogans, commercial symbols, business name registrations, Internet domain names, trade dress and other similar indications of source or origin and general intangibles of like nature, whether registered or unregistered, together with the goodwill associated with the foregoing and registrations and applications relating to the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”), (ii) industrial designs, invention disclosures, patents and patent applications (including divisions, continuations, continuations-in-part, reissues, reexaminations, and renewals), and any renewals, extensions, supplementary protection certificates or reissues thereof (“Patents”), (iii) copyrights, writings and other works of authorship, mask works and other copyrightable subject matter , whether registered or not, and all applications and registrations for the foregoing, and any renewals or extensions thereof (“Copyrights”), (iv) computer programs, including any and all software implementations of algorithms, models and methodologies (whether in source code, object code or other forms) and all documentation related to any of the foregoing, including user manuals and training materials (“Software”), (v) databases and data (such as data generated in connection with any research, pre-clinical, clinical and other development, and manufacturing activities), including all compilations thereof, and all rights therein, (vi) trade secrets, non-public information, and all other confidential or proprietary information and materials, including, discoveries, research and development, ideas, know-how, inventions, proprietary processes, designs, procedures, laboratory notes, technical information, formulae, biological materials, models and methodologies, in each case whether patentable or not, and rights in any jurisdiction to limit the use or disclosure thereof by any Person, (vii) all rights and remedies against past infringement, misappropriation, or other violation of any of the foregoing and (viii) all rights (whether at law, in equity, by contract or otherwise) to enforce, enjoy and otherwise exploit any of the foregoing and to receive any royalties, license fees, income, damages, settlement awards and any other proceeds arising from any of the foregoing.

(t) “Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown or matured or unmatured, including those arising under any Law and those arising under any Contract.

(u) “Minimum Tender Condition” has the meaning set forth in clause (i) of Exhibit A.

(v) “Note Purchase Agreements” means the Note Purchase Agreements, dated March 18, 2014, each among the Company, Atlas and the applicable Noteholder named therein.

(w) “Original Forbearance Agreement” means the Forbearance Agreement, dated as of January 27, 2016, by and among the Company, Atlas and the Noteholders.

(x) “Out-Of-The-Money Warrants” means the 2009 Warrants and the 2012 Warrants.

(y) “Permitted Liens” shall mean (i) mechanics’, carriers’, warehousemens’, workmens’ and other similar Liens arising in the ordinary course of business which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) Liens for Taxes, assessments and other governmental charges not yet due and payable or that may subsequently be paid without penalty or that are being contested in good faith by appropriate proceedings, (iii) with respect to the Company Leases, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, which does not materially impair the value or use of such Company Lease, (iv) Liens in favor of customs and revenue authorities arising as a matter of applicable Law to secure payments of customs duties in connection with the importation of goods, (v) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and (vi) Liens arising by operation of law on insurance policies and proceeds thereof to secure premiums thereunder.

(z) “Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

(aa) “Pledge and Security Agreement” means the Pledge and Security Agreement, dated as of March 18, 2014, made by the Company to U.S. Bank National Association, as trustee.

(bb) “Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of March 18, 2014, between the Company, as the seller, and Atlas, as the purchaser.

(cc) “Regulatory Authorizations” means all approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Regulatory Authority.

(dd) “Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

(ee) “Representatives” mean, with respect to any Person, the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents of such Person.

(ff) “Rights Agent” means a rights agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, delayed or conditioned).

(gg) “Securitization Documents” means the Original Forbearance Agreement, the Second Forbearance Agreement, the Teva License Agreement, the Purchase and Sale Agreement, the Indenture, the Note Purchase Agreements, the Servicing Agreement, the Pledge and Security Agreement, the Atlas LLC Agreement and the Participation Agreements.

(hh) “Servicing Agreement” means the Servicing Agreement, dated as of March 18, 2014, between Atlas and the Company, as the servicer.

(ii) “Subsidiary” of any Person means another Person, (i) an amount of the voting securities, other voting rights or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing body is directly or indirectly owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first Person), (ii) of which such first Person or any other Subsidiary of such first Person is a general partner (excluding partnerships, the general partnership interests of which held by such first Person and any Subsidiary of such first Person do not have a majority of the voting interests in such partnership) or (iii) based on the extent of control by the first Person, is required to be consolidated in the consolidated financial statements of the first Person in accordance with GAAP.

(jj) “Tax Return” means any report, return, document, declaration, amendment or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(kk) “Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including, without limitation, taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

(ll) “Teva License Agreement” means the License and Supply Agreement, dated as of May 7, 2013, as amended by Amendment No. 1 to License and Supply Agreement, dated as of June 17, 2015, and by Amendment No. 2 to License and Supply Agreement (Restructuring), dated as of February 23, 2016, each between the Company and Teva Pharmaceuticals USA Inc.

(mm) “to the knowledge of the Company” and similar formulations shall mean the knowledge, after reasonable investigation, of any of the individuals set forth in Section 9.16(mm) of the Company Disclosure Letter.

(nn) “United States” means the United States of America.

(oo) “Warrants” means the Out-Of-The-Money Warrants and the 2014 Warrants collectively.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRUPO FERRER INTERNACIONAL, S.A.

By:	/s/ Sergio Ferrer-Salat
Name:	Sergio Ferrer-Salat
Title:	President

FERRER PHARMA INC.

By:	/s/ Sergio Ferrer-Salat
Name:	Sergio Ferrer-Salat
Title:	President

ALEXZA PHARMACEUTICALS, INC.

By:	/s/ Thomas B. King
Name:	Thomas B. King
Title:	President and Chief Executive Officer

EXHIBIT A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer or the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered shares of Company Common Stock unless:

(i) prior to the Expiration Time there shall have been validly tendered (not including shares tendered pursuant to procedures for guaranteed delivery and not actually received by the depository prior to the Expiration Time) and not validly withdrawn that number of shares of Company Common Stock which, when added to the shares of Company Common Stock, if any, already owned by Parent, Merger Sub or any of their respective Subsidiaries, represents at least a majority of the total number of shares of Company Common Stock outstanding immediately prior to the Offer Closing, including shares of Company Common Stock that have been issued upon the exercise of Company Options in accordance with Section 3.4 (the “Minimum Tender Condition”);

(ii) there shall not be existing any temporary restraining order or preliminary injunction by any Governmental Entity, pending or threatened, nor any Litigation by any Governmental Entity pending or threatened, which challenges or seeks to enjoin or materially delay the Offer Closing or the consummation of the other Transactions, or which seeks to prohibit or impose any material limitations on Parent’s ownership of the Company and the Company Subsidiaries (taken as a whole), or the operation of all or a material portion of Parent’s, on the one hand, or the Company’s and the Company Subsidiaries’ (taken as a whole), on the other hand, businesses or assets (whether held directly or through Subsidiaries or Company Subsidiaries), or to compel Parent or any of its Subsidiaries or the Company or any Company Subsidiary to dispose of, or hold separate, any material portion of its respective business or assets;

(iii) no applicable Law and no permanent injunction or other judgment, order or decree entered, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction in the United States or any foreign jurisdiction shall be and remain in effect which has the effect of (a) making illegal or otherwise prohibiting or materially delaying the Offer Closing or the consummation of the other Transactions, (b) imposing any material limitations on Parent’s ownership of the Company and the Company Subsidiaries (taken as a whole), or operation of all or a material portion of Parent’s, on the one hand, or the Company’s and the Company Subsidiaries’ (taken as a whole), on the other hand, businesses or assets (whether held directly or through Subsidiaries or Company Subsidiaries), or (c) compelling Parent or any of its Subsidiaries or the Company or any Company Subsidiary to dispose of, or hold separate, any material portion of its respective business or assets;

(iv) (a) the representations and warranties of the Company set forth in Section 4.1(a), set forth in Section 4.1(b), set forth in the first four sentences of Section 4.1(c), set forth in Section 4.2(a), Section 4.2(b), Section 4.2(c), Section 4.2(d), Section 4.2(e), Section 4.3, Section 4.21

and Section 4.25 of the Agreement shall be true and correct in all respects both as of the date of the Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), (b) the representations and warranties of the Company set forth in the first sentence of Section 4.10 shall be true and correct in all respects, both as of the date of the Agreement and at all times prior to the Offer Closing Date as though made at and as of such time (except to the extent such representations and warranties relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date) and (c) all other representations and warranties of the Company contained in the Agreement and in the certificate delivered by the Company pursuant to subparagraph (vii) below (other than those referred to in clauses (a) and (b)) (disregarding for purposes of this subparagraph (iv), any materiality or Company Material Adverse Effect qualifications contained in such representations and warranties) shall be true and correct in all respects both as of the date of the Agreement and as of the Offer Closing Date as though made on and as of the Offer Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects on and as of such earlier date), except where the failure of any such representations or warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(v) the Company shall have performed at or prior to the Offer Closing Date (a) in all respects all obligations, agreements and covenants required to be performed by it under Section 3.4(c) and Section 3.5(b) and (b) in all material respects all other obligations, agreements and covenants required to be performed by it under the Agreement, in each case of (a) and (b) other than any failure to perform as such shall have been cured at or prior to the Offer Closing Date;

(vi) since the date of the Agreement there shall not have been any occurrence, event, change, effect or development that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(vii) the Company shall have delivered to Parent a certificate, signed by the chief executive officer and principal financial officer of the Company, to the effect that each of the conditions specified in subparagraphs (iv), (v) and (vi) above is satisfied;

(viii) the Company shall not have entered into a definitive agreement or agreement in principle with any Person with respect to a Company Takeover Proposal;

(ix) the Company Board shall not have made a Company Adverse Recommendation Change;

(x) the Agreement shall not have been terminated in accordance with its terms and the Offer shall not have been terminated in accordance with the terms of the Agreement;

(xi) (a) the Second Forbearance Agreement shall continue to be in full force and effect, (b) there shall not have occurred any breach of any provision of, or any default under, the Second Forbearance Agreement, and (c) each action or transaction contemplated by the Second Forbearance Agreement to be taken or consummated (as applicable) prior to the Closing shall have been taken or consummated; and

(xii) the aggregate number of Dissenting Shares shall represent no more than 20% of the shares of Company Common Stock outstanding as of immediately prior to the Offer Closing.

The foregoing conditions shall be in addition to, and not a limitation of, the rights of Parent and Merger Sub to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances (including any action or inaction by Parent or Merger Sub, provided, that nothing herein shall relieve any party hereto from any obligation or liability such party has under the Agreement) giving rise to any such conditions and may be waived by Parent or Merger Sub in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Tender Condition, which, as provided in Section 1.1(a) of the Agreement, may not be changed, modified or waived without the prior written consent of the Company), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Capitalized terms used but not defined in this Exhibit A shall have the meaning ascribed to them elsewhere in the Agreement to which this Exhibit A is attached.

EXHIBIT B

FORM OF CONTINGENT VALUE RIGHTS AGREEMENT

i

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2016 (this “Agreement”), is entered into by and between Grupo Ferrer Internacional, S.A., a Spanish sociedad anonima (“Parent”), and [●], a [●] (the “Rights Agent”).

W I T N E S S E T H:

WHEREAS, Alexza Pharmaceuticals, Inc., a Delaware corporation (the “Company”), Parent and Ferrer Pharma, Inc., a Delaware corporation (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated as of May 9, 2016 (as it may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub (a) has made a tender offer (the “Offer”) to acquire all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) and (b) will, following consummation of the Offer, merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent; and

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, in each of the Offer and the Merger, Parent has agreed to provide Holders (as defined below) the right to receive up to four contingent cash payments upon the achievement of certain milestones as hereinafter described in accordance with the terms hereof and of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the proportionate benefit of all Holders (as defined below), as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

Section 1.1 Definitions.

Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:

“Acting Holder(s)” means any Holder or Holders of at least thirty percent (30%) of the outstanding CVRs as set forth on the CVR Register.

“ADASUVE” means ADASUVE, the Company’s loxapine inhalation powder product, delivered via the Staccato System, for any indications for which it may be sold, approved or prescribed in any country.

“Adjustment Payment” means, at any time of determination, an amount equal to:

(a) the total of all payments specified in Sections 1.1(c), 3.1(a)(A), 3.5(a)(i) and 3.5(a)(ii)(i) of the Merger Agreement less Twenty-Two Million Six Hundred Twenty Thousand

Six Hundred Thirty-Nine Dollars and Sixty Cents ($22,620,639.60), which amount may be a negative or positive number, (b) after deduction of amounts specified in the preceding clause (a) which were actually deducted in the computation of any prior Milestone Payment (i) made to the Holders prior to such time of determination or (ii) which would have been made to the Holders prior to such time of determination but for being equal to zero as a result of the deduction of the Adjustment Payment or the Advisory Fee Deduction (or any portion of any of the foregoing) in its computation;

provided that, in the case that the amount specified in the preceding clause (a) is equal to or less than zero, then following the first time that any Milestone Payment is made to the Holders (or would have been made to the Holders but for being equal to zero as a result of the deduction of the Advisory Fee Deduction (or any portion thereof) in its computation), the Adjustment Payment shall be equal to zero Dollars ($0.00).

For clarity, deduction or payment of an Adjustment Payment shall not be counted more than once.

“Advisory Fee Deduction” means, at any time of determination, an amount equal to:

(a) the aggregate amount of all fees, expenses, indemnification payments (if any) and any other amounts due and owing and paid prior to such time or then continuing to be payable by the Company to Guggenheim Securities, LLC in connection with the transactions contemplated by the Merger Agreement pursuant to the Engagement Letter between the Company and Guggenheim Securities, LLC in effect at the Effective Time, less

(b) any portion of the amount specified in the preceding clause (a) that was actually deducted in the computation of any prior Milestone Payment (i) made to the Holders prior to such time of determination or (ii) which would have been made to the Holders prior to such time of determination but for being equal to zero as a result of the deduction of the Advisory Fee Deduction or the Adjustment Payment (or any portion of any of the foregoing) in its computation.

(c) For clarity, any portion of an Adjustment Payment greater than or equal to zero not deducted from the Milestone 1 Payment shall be included as part of the Advisory Fee Deduction with respect to the Milestone 2 Payment.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register.

“Independent Accountant” means a nationally recognized independent U.S. accounting firm mutually satisfactory to Parent and the Acting Holders.

“Milestone 1 Payment” means an amount (rounded down to the nearest whole cent) equal to the greater of (a) the quotient obtained by dividing (i) Three Million Dollars ($3,000,000) less twenty-five percent (25%) multiplied by the Advisory Fee Deduction as of such time, and either (A) less the Adjustment Payment as of such time (if the Adjustment Payment is equal to or greater than zero) or (B) plus the absolute value of the Adjustment Payment as of such time (if the Adjustment Payment is less than zero) by (ii) the aggregate number of CVRs issued pursuant to the Merger Agreement and (b) zero, payable in cash, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof.

2

“Milestone 1 Target” means the first achievement of aggregate Net Development Licensing Payments of Ten Million Dollars ($10,000,000) during the period commencing on the Milestone Start Date and ending on the day immediately preceding the fifth (5th) anniversary of the Milestone Start Date.

“Milestone 2 Payment” means an amount (rounded down to the nearest whole cent) equal to the greater of (a) the quotient obtained by dividing (i) Six Million Dollars ($6,000,000) less the Advisory Fee Deduction as of such time by (ii) the aggregate number of CVRs issued pursuant to the Merger Agreement and (b) zero, payable in cash, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof.

“Milestone 2 Target” means the first achievement of aggregate Net Development Licensing Payments of Thirty Million Dollars ($30,000,000) during the period commencing on the Milestone Start Date and ending on the day immediately preceding the tenth (10th) anniversary of the Milestone Start Date.

“Milestone 3 Payment” means an amount (rounded down to the nearest whole cent) equal to the quotient obtained by dividing (i) Nine Million Dollars ($9,000,000) by (ii) the aggregate number of CVRs issued pursuant to the Merger Agreement, payable in cash, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof.

“Milestone 3 Target” means the first achievement of aggregate Net Development Licensing Payments and Net Commercialization Revenues of One Hundred Million Dollars ($100,000,000) during the period commencing on the Milestone Start Date and ending on the day immediately preceding the fifteenth (15th) anniversary of the Milestone Start Date.

“Milestone 4 Payment” means an amount (rounded down to the nearest whole cent) equal to the quotient obtained by dividing (i) Seventeen Million Dollars ($17,000,000) by (ii) the aggregate number of CVRs issued pursuant to the Merger Agreement, payable in cash, without interest thereon and subject to reduction for any applicable withholding Taxes in respect thereof.

“Milestone 4 Target” means the first achievement of aggregate Net Development Licensing Payments and Net Commercialization Revenues of Three Hundred Million Dollars ($300,000,000) during the period commencing on the Milestone Start Date and ending on the day immediately preceding the fifteenth (15th) anniversary of the Milestone Start Date.

“Milestone Payment” means any of the Milestone 1 Payment, the Milestone 2 Payment, the Milestone 3 Payment and the Milestone 4 Payment.

“Milestone Start Date” means the Effective Time.

“Milestone Target” means any of the Milestone 1 Target, the Milestone 2 Target, the Milestone 3 Target and the Milestone 4 Target.

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“Net Commercialization Licensing Payments” means (a) upfront fees, milestone payments, royalties or similar payments actually received from and after the Milestone Start Date by the Company or any of its Subsidiaries with respect to any Staccato-Based Marketed Product under any license, collaboration or substantively equivalent agreement between or among the Company or any of its Subsidiaries on the one hand, and any third party on the other hand, granting to such third party a license to develop and/or commercialize and/or manufacture and/or sell (other than, in the case of supply of Staccato-Based Marketed Product to a licensee or commercializing party or any of their respective Affiliates or sublicensees for which the sales of such licensee or commercializing party or Affiliates or sublicensees are already included under this definition) a Staccato-Based Marketed Product, which for clarity includes any and all fees, royalties, milestones or similar payments received, after the first regulatory approval to market or sell in any country for such Staccato-Based Marketed Products by independent third parties regardless of whether such payment is for subsequent development or commercialization, less (b) Taxes. By way of example, and without limitation, if a Staccato-Based Marketed Product is approved in the United States (e.g., ADASUVE) and subsequently any fees, milestone payments, royalties or similar payments are payable under the applicable agreement for further development and/or commercialization (e.g., REMS change milestones) in a country in which regulatory approval to market and sell the product has not been obtained, then any and all of those payments would constitute Net Commercialization Licensing Payments. For clarity, amounts included in the calculation of Net Commercialization Licensing Payments shall not be counted more than once, whether in the calculation of Net Development Licensing Payments or in the calculation of any other Net Commercialization Revenues. For clarity, if any investments made by Parent and its Affiliates (other than the Company and its Subsidiaries) in development activities of ADASUVE in the Ferrer Territory (as defined in the License Agreement) result in milestone or other similar payments under an agreement with a third party with respect to the Ferrer Territory, then such payments shall not be included in the calculation of Net Commercialization Licensing Payments hereunder.

“Net Commercialization Revenues” means (a) total global revenue of the Company and its Subsidiaries from and after the Milestone Start Date with respect to all Staccato-Based Marketed Products, comprised of (i) Net Commercialization Licensing Payments received by the Company and its Subsidiaries and (ii) net revenues from sales of Staccato-Based Marketed Products directly by the Company and its Subsidiaries, as set forth on the income statement of the Company for the applicable period, less, if any, (b) rebates, returns, charge-backs, discounts or price reductions, or credits or permitted deductions (under any applicable license or collaboration or other similar agreements or if no such agreements are in effect, as deducted by the Company from net revenues from sales of Staccato-Based Marketed Products directly by the Company and its Subsidiaries which amounts shall in no event exceed the average percentage of revenue accrual deduction applicable to its other products; provided that if there are no such other products, such deductions shall be taken consistent with Parent’s general business practices with respect to comparable products, taking into account market, manufacturing and other relevant factors) in connection therewith, all as calculated in accordance with the applicable policies in effect from time to time regarding revenue recognition. Notwithstanding the foregoing, amounts paid (i) for the manufacture or supply of any Staccato-Based Products, as between or among the Company and its Subsidiaries, on the one hand, and Parent and its Affiliates (other than the Company and its Subsidiaries), on the other hand, or (ii) with respect to any Staccato-Based Products, in each case as between or among the Company and its

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Subsidiaries, shall be excluded from the computation of Net Commercialization Revenues. For clarity, amounts included in the Net Commercialization Licensing Payments pursuant to part (a)(i) of this definition shall not be counted more than once in the calculation of net revenues pursuant to part (a)(ii) of this definition.

“Net Development Licensing Payments” means (a) upfront fees, milestone payments, royalties or similar payments actually received from and after the Milestone Start Date by the Company or any of its Subsidiaries with respect to Staccato-Based Products in Development under each license, collaboration or other substantively equivalent agreement between the Company or any of its Subsidiaries on the one hand, and any third party on the other hand, granting to such third party a license to develop, manufacture and/or commercialize a Staccato-Based Product In Development, but only to the extent such fees, royalties and payments are paid for the development, rather than commercialization, of the Staccato-Based Product In Development, less (b) Taxes. For clarity, upfront fees, milestone payments, royalties or similar payments actually received with respect to a Staccato-Based Product at a time when such Staccato-Based Product is approved and marketed in one or more countries but still in development in one or more other countries shall be deemed Net Commercialization Licensing Payments. For clarity, Net Development Licensing Payments shall not include any amounts received by the Company or any of its Subsidiaries under the applicable agreement as reimbursement for development-related costs and expenses, such as patent prosecution, maintenance and enforcement expenses, expenses incurred in connection with supporting litigation against third parties, or additional research or development expenses.

“Non-United States Tax Law” means any Tax Law imposed by any governmental entity other than a federal, state or local governmental entity organized in the United States.

“Permitted Transfer” means a transfer of one or more CVRs (a) upon death by will or intestacy; (b) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (c) made pursuant to a court order; (d) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (e) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner, in each case as allowable by the Depository Trust Company; or (f) as provided in Section 2.6.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Staccato-Based Marketed Product” means any approved and marketed Staccato-Based Product that is directly commercialized by, or licensed to a third party for commercialization by, the Company or any of its Subsidiaries. For the avoidance of doubt, (i) ADASUVE is a Staccato-Based Marketed Product and (ii) from such time as any Staccato-Based Product is first approved and marketed in any country, such Staccato-Based Product is a Staccato-Based Marketed Product with respect to such country (irrespective of whether it continues to be a Staccato-Based Product In Development with respect to any other country).

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“Staccato-Based Product” means any drug-device combination product that comprises the Staccato System in combination with one or more active pharmaceutical ingredients.

“Staccato-Based Product In Development” means any Staccato-Based Product that, as of the date of this Agreement or thereafter, has not received approval for marketing in any country. For the avoidance of doubt and without limitation, ADASUVE shall not be a Staccato-Based Product In Development for any purposes or with respect to any country.

“Staccato System” means the Staccato system, the Company’s proprietary technology for vaporizing an active pharmaceutical ingredient to form a condensation aerosol that, when inhaled, allows for rapid systemic drug delivery.

Section 1.2 Treatment of Parent and its Affiliates; Transfer of Staccato Program.

(a) Notwithstanding anything herein to the contrary, solely for purposes of the determination of Net Development Licensing Payments and Net Commercialization Revenues (including Net Commercialization Licensing Payments), Parent and its Affiliates (other than the Company and its Subsidiaries) shall be deemed not to be Affiliates of the Company and its Subsidiaries, and shall be treated, with respect to the Staccato-Based Products, in the same manner as prior to the consummation of the Transactions, i.e., by treating Parent and its Affiliates (other than the Company and its Subsidiaries) as the licensee (or Affiliates of that licensee) of the Company pursuant to that certain Collaboration, License and Supply Agreement between the Company and Grupo Ferrer Internacional, S.A. dated October 5, 2011, as such agreement is in effect as of or immediately prior to the date of the Merger Agreement, and as such agreement may be thereafter amended from time to time, provided that any such amendments are consistent with agreements entered into by the Company or its Subsidiaries with non-Affiliate third-party licensees for the applicable Staccato-Based Product or, if none, U.S. federal transfer pricing rules and policies (the “License Agreement”).

(b) To the extent that any Staccato-Based Product is not covered by the License Agreement and may be commercialized or developed by Parent or its Affiliates after the date hereof, any Net Development Licensing Payments and/or Net Commercialization Revenues (including Net Commercialization Licensing Payments) arising therefrom shall be based on the payment terms agreed in the relevant agreement, which shall be determined consistent with agreements entered into by the Company or its Subsidiaries with non-Affiliate third-party licensees for the applicable Staccato-Based Product or, if none, on a reasonable arms-length basis, consistent with U.S. federal transfer pricing rules and policies.

(c) Nothing in this Agreement shall be deemed to restrict the Company and/or its Affiliates from transferring or assigning its or their operations and assets relating to the Staccato-Based Products (the “Staccato Program”) to Parent or any of its Affiliates provided that, following such transfer or assignment, any payments or revenues of the applicable transferee or assignee that, if received or realized, as applicable, by the Company and its Subsidiaries would constitute Net Development Licensing Payments or Net Commercialization Revenues (including Net Commercialization Licensing Payments), shall be included in the computation of Net Development Licensing Payments or Net Commercialization Revenues (including Net Commercialization Licensing Payments), as applicable, notwithstanding the fact that they are not received or realized by the Company and its Subsidiaries.

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(d) The Parties intend and agree that payments which are designated or characterized as Net Development Licensing Payments and/or Net Commercialization Revenues (including Net Commercialization Licensing Payments) shall not in any event be counted more than once in the calculations of the Milestone Target amounts.

(e) Nothing in this Agreement shall be deemed to restrict the Company and/or its Affiliates from transferring or assigning the Staccato Program to a third party that is not an Affiliate of the Company or Parent, so long as such third party expressly assumes all obligations of Parent hereunder.

Section 1.3 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to “the Company and any of its Subsidiaries”, “the Company or any of its Subsidiaries” and words of similar import when used in this Agreement shall refer solely to the Company and / or its Subsidiaries and, for the avoidance of doubt, shall not refer to Parent or any of its Affiliates that are not Subsidiaries of the Company. The word “licensee” shall include sublicensees. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “$” refers to United States Dollars.

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Index of Defined Terms

Acting Holder(s)	Section 1.1
ADASUVE	Section 1.1
Adjustment Payment	Section 1.1
Advisory Fee Deduction	Section 1.1
Agreement	Introduction
Assignee	Section 6.4
Code	Section 2.4(c)
Company	Recitals
CVR Register	Section 2.3(b)
Final Statement	Section 4.2
Holder	Section 1.1
Independent Accountant	Section 1.1
License Agreement	Section 1.2(a)
Loss	Section 3.2(f)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
Milestone 1 Payment	Section 1.1
Milestone 1 Target	Section 1.1
Milestone 2 Payment	Section 1.1
Milestone 2 Target	Section 1.1
Milestone 3 Payment	Section 1.1
Milestone 3 Target	Section 1.1
Milestone 4 Payment	Section 1.1
Milestone 4 Target	Section 1.1
Milestone Achievement Notice	Section 2.4(a)
Milestone Payment	Section 1.1
Milestone Start Date	Section 1.1
Milestone Target	Section 1.1
Net Commercialization Licensing Payments	Section 1.1
Net Commercialization Revenues	Section 1.1
Net Development Licensing Payments	Section 1.1
Non-United States Tax Law	Section 1.1
Offer	Recitals
Parent	Introduction
Permitted Transfer	Section 1.1
Preliminary Statement	Section 4.2
Preliminary Statement Review Period	Section 4.2
Rights Agent	Section 1.1, Introduction
Shares	Recitals
Staccato Program	Section 1.2(c)
Staccato System	Section 1.1
Staccato-Based Marketed Product	Section 1.1
Staccato-Based Product	Section 1.1
Staccato-Based Product In Development	Section 1.1
Taxes	Section 2.4(c)

ARTICLE II

CONTINGENT VALUE RIGHTS

Section 2.1 Holders of CVRs; Appointment of Rights Agent.

(a) Pursuant to the terms of the Merger Agreement, (i) each holder of any Shares shall be entitled to one CVR for each such Share and (ii) each holder of any 2014 Warrant that is outstanding immediately prior to the Effective Time shall be entitled to one CVR for each Share underlying such 2014 Warrant.

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(b) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.2 Nontransferable. CVRs may not be sold, assigned, transferred, pledged, encumbered or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) CVRs shall not be evidenced by a certificate or other instrument.

(b) The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c) Without limiting the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer demonstrating that such proposed transfer is a Permitted Transfer. Upon receipt of such written notice, the Rights Agent shall notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall in good faith reasonably determine whether the transfer is a Permitted Transfer and otherwise complies with the other terms and conditions of this Agreement, and if Parent so reasonably determines that such transfer does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register in accordance with this Agreement. Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax or similar tax or charge) to the applicable Holder. Parent and the Rights Agent may require the Holder proposing to make a Permitted Transfer to pay a sum sufficient to cover any stamp or other tax or charge that is imposed in connection with any such registration of transfer.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written request, the Rights Agent shall promptly record the change of address in the CVR Register.

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Section 2.4 Payment Procedures.

(a) Milestones. As soon as reasonably practicable but in any event not more than fifteen (15) Business Days following the end of any calendar quarter in which a Milestone Target is achieved, Parent shall cause to be delivered, through its Subsidiary Ferrer Therapeutics, Inc. or any other Subsidiary of Parent, to the Rights Agent (i) a notice (the “Milestone Achievement Notice”) indicating that the Holders are entitled to receive the applicable Milestone Payment, (ii) setting forth the amount of the applicable Milestone Payment, and (iii) an amount in cash equal to the aggregate amount of such Milestone Payment with respect to the CVRs held by all Holders. The Rights Agent shall promptly (and in no event later than five (5) Business Days after receipt thereof by the Rights Agent) send to each Holder at its address set forth in the CVR Register a copy of the Milestone Achievement Notice and pay, in accordance with Section 2.4(b) and (c), to each Holder an amount in cash equal to the product of (i) the applicable Milestone Payment and (ii) the number of CVRs held by such Holder. For the avoidance of doubt, (i) in the event that (x) the Milestone 1 Target is not achieved prior to the 5th anniversary of the Milestone Start Date, (y) the Milestone 2 Target is not achieved prior to the 10th anniversary of the Milestone Start Date and/or (z) the Milestone 3 Target or Milestone 4 Target is not achieved prior to the 15th anniversary of the Milestone Start Date, then the Holders shall have no right to receive such Milestone Payments, as applicable, with respect to their CVRs, (ii) each Milestone Payment shall be payable no more than one time (regardless of the number of Staccato-Based Products with respect to which the specified Milestone Target occurs) and (iii) each Milestone Payment shall be payable only following the initial achievement of the applicable Milestone Target and no amounts shall be due or payable for subsequent or repeated achievements of the same Milestone Target. Exhibit A hereto sets forth the example of a calculation of Milestone Payments, for illustrative purposes only.

(b) Payments to Holders. With respect to any Milestone Payment that is payable pursuant to this Agreement, the Rights Agent shall pay the applicable amount to each of the Holders (the amount to which each Holder is entitled to receive will be based on the number of CVRs held by such Holder as reflected on the CVR Register) by (i) check mailed to the address of each Holder as reflected on the CVR Register as of the close of business on the last Business Day prior to such payment date or (ii) with respect to Holders that are due amounts equal to or in excess of $1,000,000 in the aggregate who have provided Parent with wire transfer instructions in writing, the Rights Agent will make payments by wire transfer of immediately available funds to the account specified in the written instructions of Parent. Parent shall cause the Rights Agent, on behalf of and at the expense of Parent, to mail with (or, in the case of payments made to Holders who have provided Parent with wire instructions, at the same time as) each payment made a copy of the Milestone Achievement Notice to which such payment relates.

(c) Withholdings. Parent, the Company and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of United States state or local Tax Law (“Taxes”). To the extent that Taxes are so withheld and paid over to or deposited with the relevant governmental entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction, withholding and payment was made; provided that if

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any such Taxes are subsequently refunded or otherwise credited to Parent or the Company, then such amounts shall be subsequently distributed pursuant to this Agreement promptly after refund or credit. Parent, the Company and the Rights Agent will use commercially reasonable efforts to request any necessary Tax forms, including a U.S. Internal Revenue Service Form W-9 or the appropriate series of U.S. Internal Revenue Service Form W-8, as applicable, or any similar information from persons entitled to payment pursuant to this Agreement.

(d) Tax Treatment of Payments. The parties intend to treat all payments made under this Agreement as an adjustment to the consideration with respect to the CVRs, unless otherwise required by applicable law.

(e) Investment of Funds. The Rights Agent shall hold any cash held by it for payment to the Holders in a custodial account, non-interest bearing account or otherwise, as reasonably directed by Parent in writing. Any interest and other income resulting from such investment shall be treated as earned by Parent for income Tax purposes and shall promptly be paid to Parent or an Affiliate of Parent, as directed by Parent (subject to any applicable Tax withholding). Notwithstanding anything to the contrary herein, Parent shall be responsible for providing the Rights Agent with sufficient funds to satisfy its payment obligations to Holders.

(f) Treatment of Undistributed Funds. Any cash that remains undistributed to the Holders of CVRs six (6) months after such payment is due in accordance with the terms of this Agreement shall be delivered to Parent within two (2) Business Days following expiration of such six (6) month period, and shall be held in trust by Parent in a segregated account for the benefit of the Holders. Any Holders of CVRs who have not theretofore received cash with respect to such CVRs shall thereafter look only to Parent for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any portion of the cash provided by Parent to the Rights Agent that remains unclaimed after termination of this Agreement in accordance with Section 6.13 (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) The Rights Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. Parent shall supply the Rights Agent from time to time with such numbers of copies of this Agreement as the Rights Agent may request.

Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) CVRs shall not have any voting or dividend rights, and, except as set forth in this Agreement, interest shall not accrue on any amounts payable in respect of CVRs.

(b) CVRs shall not represent any equity or ownership interest in Parent, any constituent company to the Merger or any of their respective Affiliates.

Section 2.6 Ability to Abandon CVRs. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such

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CVR to Parent without consideration therefor. Nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders, Article V and Section 6.4.

ARTICLE III

THE RIGHTS AGENT

Section 3.1 Certain Duties and Responsibilities of the Rights Agent.

(a) The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent.

(b) The Acting Holders may direct the Rights Agent to act on behalf of the Holders in enforcing any of their rights hereunder. All rights of action of any or all Holders under this Agreement may be enforced by the Rights Agent, and any action, suit or proceeding instituted by the Rights Agent shall be brought in its name as the Rights Agent and any recovery in connection therewith shall be for the proportionate benefit of all the Holders, as their respective rights or interests may appear.

Section 3.2 Certain Rights of the Rights Agent.

(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b) The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(c) The Rights Agent may engage and consult with counsel of its reasonable selection and the written advice or opinion of such outside counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(d) Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(e) The Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of such powers.

(f) Parent agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage or expense (“Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s

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performance of its obligations under this Agreement, including the reasonable costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with such performance, except to the extent such Loss shall have been determined by a court of competent jurisdiction to have resulted from the Rights Agent’s gross negligence, bad faith or willful misconduct. Parent’s obligations under this Section 3.2(f) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement.

(g) In addition to the indemnification provided under Section 3.2(f), but without duplication, Parent agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and Parent on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, including all Taxes (other than income, receipt, franchise or similar Taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement.

Section 3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b) Parent, with the consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), shall have the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified. For purposes of this clause (b), a consent shall be deemed (i) granted unless the Acting Holders submit to Parent, within ten (10) Business Days of receipt of Parent’s notice, a response setting forth in reasonable detail how the removal of the Rights Agent would adversely impact the rights of Holders to any payments under this Agreement (including the timing of such payments), and (ii) unreasonably withheld, conditioned and delayed if the Acting Holders condition their consent upon anything other than reasonable assurances that the removal will not adversely impact the rights of Holders to any payments under this Agreement (including the timing of such payments).

(c) If the Rights Agent shall resign, be removed or become incapable of acting, Parent shall promptly appoint a qualified successor Rights Agent which appointment shall, solely in the event that the successor Rights Agent is not a member of The Securities Transfer Association, Inc., require the consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder. For purposes of this clause (c), a consent shall be deemed (i) granted unless the Acting Holders submit to Parent, within ten (10) Business Days of receipt of Parent’s notice, a response challenging in reasonable detail the qualifications of the proposed successor Rights Agent or its independence from Parent, and (ii) unreasonably withheld, conditioned and delayed if the Acting Holders condition their consent upon anything other than reasonable evidence of the proposed successor Rights Agent’s qualifications and independence from Parent.

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(d) Parent shall give notice of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.

Section 3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Parent or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

ARTICLE IV

COVENANTS

Section 4.1 List of Holders. Parent shall furnish or cause to be furnished to the Rights Agent the names and addresses of the Holders within thirty (30) Business Days following the Effective Time. The CVRs shall, in the case of the holders of Shares, be registered in the names and addresses of the holder as set forth in the applicable letter of transmittal accompanying the Shares surrendered by the holder thereof in connection with the Offer or the Merger pursuant to the Merger Agreement and in a denomination equal to the number of Shares so surrendered, and in the case of 2014 Warrants, be registered in the name and address of the holder set forth in the books and records of the Company at the Effective Time and in a denomination computed in accordance with the terms of the Merger Agreement.

Section 4.2 Independent Accountant Review. Upon the written request of the Acting Holder(s) delivered to Parent not less than forty-five (45) days in advance (such request not to be made more than once in any twelve (12) month period, it being agreed that, for the avoidance of doubt, once any Acting Holder(s) have made such request, not only such Acting Holder(s) but all other Acting Holder(s) shall be barred from making a request hereunder until the expiration of twelve (12) months from delivery of the Final Statement in respect of the first request), Parent shall permit the Independent Accountant, at the Acting Holders’ expense, to have access upon reasonable notice and during normal business hours to such of the records of the Company and its Affiliates as is reasonably necessary to verify the accuracy of the Net Development Licensing Payments and the Net Commercialization Revenues (including Net Commercialization Licensing Payments). Each Person seeking to receive information from Parent in connection with an audit shall enter into, and shall cause its accounting firm to enter

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into, a reasonable and mutually satisfactory confidentiality agreement with Parent obligating such party to retain all such financial and other information disclosed to such party in confidence pursuant to such confidentiality agreement. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders. No later than thirty (30) days following access to such records of Parent as are reasonably necessary to verify the accuracy of the Net Development Licensing Payments and/or Net Commercialization Revenues (including Net Commercialization Licensing Payments) (as applicable), the Independent Accountant shall deliver a written report to Parent and the Acting Holders of its preliminary findings regarding the Net Development Licensing Payments and/or Net Commercialization Revenues (including Net Commercialization Licensing Payments) and any potentially applicable Milestone Payments (the “Preliminary Statement”). Parent and the Acting Holders shall have thirty (30) days following receipt of the Preliminary Statement from the Independent Accountant (the “Preliminary Statement Review Period”) to review and comment upon the Preliminary Statement. The Independent Accountant shall take into consideration in good faith any comments received from Parent or the Acting Holders during the Preliminary Statement Review Period. No later than ten (10) Business Days after the expiration of the Preliminary Statement Review Period, the Independent Accountant shall deliver a final written report to Parent and the Acting Holders (the “Final Statement”). If the Independent Accountant in the Final Statement concludes that the Holders are entitled to one or more Milestone Payments (and such payment has not been made by Parent), then no later than ten (10) days following its receipt of the Final Statement, Parent shall deliver an amount in cash to the Rights Agent sufficient to pay to the Holders such Milestone Payment(s), together with interest at the “prime rate” as published in the Wall Street Journal from time to time, from the date that the applicable Milestone Payment was due. The Final Statement shall be final, conclusive and binding on Parent and the Holders, shall be nonappealable and shall not be subject to further review, absent manifest error.

Section 4.3 Efforts. From and after the Effective Time until the earlier of (i) such time as no Milestone Target may be achieved and (ii) termination of this Agreement in accordance with Section 6.13, Parent shall act in good faith, in a manner consistent with Parent’s general business practices with respect to products of similar market potential at a similar stage of commercial development or product life, in exercising commercially reasonable efforts to achieve the Milestone Targets, taking into account all relevant factors.

ARTICLE V

AMENDMENTS

Section 5.1 Amendments Without Consent of Holders or Rights Agent.

(a) Parent, at any time or from time to time, may unilaterally enter into one or more amendments hereto for any of the following purposes, without the consent of any of the Holders or the Rights Agent, so long as, in the cases of clauses (ii) through (iv), such amendments do not, individually or in the aggregate, adversely affect the interests of the Holders:

(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

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(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent shall determine to be for the protection of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement;

(iv) as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act; or

(v) any other amendment hereto which would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder.

(b) Promptly after the execution by Parent of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 5.2 Amendments with Consent of Holders.

(a) In addition to any amendments to this Agreement that may be made by Parent without the consent of any Holder or the Rights Agent pursuant to Section 5.1, with the consent of the Holders of not less than a majority of the outstanding CVRs, whether evidenced in writing or taken at a meeting of the Holders, Parent and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2 (but prior to the effectiveness of such amendment), Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment. Any amendment to this Agreement made pursuant to this Section 5.2 shall become effective fifteen (15) Business Days following the mailing of such notice.

(c) Section 5.2(a) and (b) shall apply mutatis mutandis to any amendment, restatement or other modification of the Engagement Letter, dated as of August 18, 2015, by and between the Company and Guggenheim Securities, LLC or of any other engagement letter between the Company and any financial adviser relating to the transactions contemplated by the Merger Agreement, in each case to the extent such amendment, restatement or other modification would adversely impact any Milestone Payment. Parent shall cause the Company not to make any such amendment, restatement or other modification without the consent of the Holders of not less than a majority of the outstanding CVRs.

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Section 5.3 Amendments Affecting Rights Agent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4 Effect of Amendments. Upon the execution of any amendment to this Agreement under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices to Rights Agent and Parent. All notices, requests, claims, demands and other communications between the parties under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic mail (receipt confirmed), facsimile (with automated confirmation of receipt) or sent by a nationally recognized overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Rights Agent to:

[●]

[●]

[●]

Fax No: [●]

Attention: [●]

E-mail address: [●]

with a copy to:

[●]

[●]

[●]

Fax No: [●]

Attention: [●]

E-mail address: [●]

                           [●]

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(b) if to Parent to:

Grupo Ferrer Internacional, S.A.

Diagonal 549, 5th Floor

E-08029 Barcelona

Fax No: +34 933308057

Attention: Meritxell Casas, Legal Deputy Director

E-mail address: mcasas@ferrer.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York 10036

Fax No: 212-735-2000

Attention: Paul T. Schnell

                  Neil P. Stronski

E-mail address: paul.schnell@skadden.com

                           neil.stronski@skadden.com

Section 6.2 Notice to Holders. All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 6.3 Entire Agreement. This Agreement, together with the Merger Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

Section 6.4 Successors and Assigns. Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more its Affiliates (that are wholly owned direct or indirect Subsidiaries of Parent) (each, an “Assignee”) and any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations set forth hereunder to one or more additional Assignees; provided, however, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by Parent of its obligations (including payments) hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without Parent’s consent. Except as otherwise permitted herein, Parent may not assign this Agreement without

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the prior written consent of the Holders of not less than a majority of the outstanding CVRs. Any attempted assignment of this Agreement or any of such rights in violation of this Section 6.4 shall be void ab initio and of no effect.

Section 6.5 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein.

Section 6.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

Section 6.7 Consent to Jurisdiction; Service of Process; Venue. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purpose of any action or proceeding arising out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) consents to the service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 6.1 and (d) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than a federal court located in the State of Delaware or a Delaware state court, and irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the Transactions in a federal court located in the State of Delaware or a Delaware state court or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.8 WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 6.9 Further Assurances. Subject to the provisions of this Agreement, the parties hereto will, from time to time, do all acts and things and execute and deliver all such further documents and instruments, as the other parties hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

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Section 6.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 6.11 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.12 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 6.13 Termination. This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder (other than to the extent of any obligations which expressly survive or provide for performance following termination), upon the earlier to occur of (a) the later to occur of (i) the payment of the Milestone 2 Payment and (ii) the payment of the Milestone 4 Payment and (b) the fifteenth (15th) anniversary of the Milestone Start Date; it being agreed that such termination shall not relieve any party from the discharge of any liability that has already accrued as of such time.

Section 6.14 Legal Holidays. In the event that the day on which any Milestone Payment is due shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on or prior to such date need not be made on or prior to such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the last day on which such Milestone Payment is due.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, Parent, and the Rights Agent have each caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

GRUPO FERRER INTERNACIONAL, S.A.

By:
Name:
Title:

[RIGHTS AGENT]

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]

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Exhibit A

Example of Calculation of Milestone Payments

Example 1:

Advisory Fee Deduction = $2,000,000

Adjustment Payment= +/- $1,000,000

Number of CVRs= 23,000,000

Milestone 1 Target achieved

Milestone 2 Target achieved

Milestone 1 Payment =

If Adjustment Payment = + $1,000,000:

($3,000,000 – 25% × $2,000,000 - $1,000,000) / 23,000,000 = $0.06

If Adjustment Payment = - $1,000,000:

($3,000,000 – 25% × $2,000,000 + $1,000,000) / 23,000,000 = $0.15

Following date of Milestone 1 Payment:

Advisory Fee Deduction = $1,500,000

Adjustment Payment= $0.00

Milestone 2 Payment =

($6,000,000 – $1,500,000) / 23,000,000 = $0.19

Example 2:

Advisory Fee Deduction = $2,000,000

Adjustment Payment = +/- $4,000,000

Number of CVRs= 23,000,000

Milestone 1 Target achieved

Milestone 2 Target achieved

If Adjustment Payment = + $4,000,000:

Milestone 1 Payment =

(Greater of ($3,000,000 – 25% × $2,000,000 - $4,000,000) and 0) / 23,000,000 =

(Greater of -$1,750,000 and 0) / 23,000,000 = $0.00

Following date on which Milestone 1 Payment would have been made if it were not $0.00:

Advisory Fee Deduction = $1,500,000 + remaining Adjustment Payment = $3,000,000

Adjustment Payment = $1,500,000

Milestone 2 Payment =

($6,000,000 – $3,000,000) / 23,000,000 = $0.13

If Adjustment Payment = - $4,000,000:

Milestone 1 Payment =

($3,000,000 – 25% × $2,000,000 + $4,000,000) / 23,000,000 = $0.28

Following date of Milestone 1 Payment:

Advisory Fee Deduction = $1,500,000

Adjustment Payment = $0.00

Milestone 2 Payment =

($6,000,000 – $1,500,000) / 23,000,000 = $0.19

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